UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Ameren Illinois Company

(Name of Registrant as Specified in its Charter)

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AMEREN ILLINOIS COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

AMEREN ILLINOIS COMPANY

The Annual Meeting of Shareholders of Ameren Illinois Company (the “Company”) will be held at the Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, on Thursday, April 23, 2015, at 10:30 A.M. CDT, for the purposes of:

(1)	electing five directors for terms ending at the annual meeting of shareholders to be held in 2016; and

(2)	acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s capital stock at the close of business on February 25, 2015, you are entitled to vote at the meeting and at any adjournment thereof. Persons will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 25, 2015, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the Board of Directors.

By:	/s/ Gregory L. Nelson
GREGORY L. NELSON
Secretary

St. Louis, Missouri

March 12, 2015

i

INFORMATION STATEMENT OF AMEREN ILLINOIS COMPANY

(First sent or given to shareholders on or about March 12, 2015)

Principal Executive Offices:

6 Executive Drive

Collinsville, IL 62234

FORWARD-LOOKING INFORMATION

Statements in this information statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q.	When and where will the annual meeting be held?

A.	The Annual Meeting of Shareholders of Ameren Illinois Company, doing business as Ameren Illinois (the “Company,” “Ameren Illinois,” “we,” “us” and “our”), will be held on Thursday, April 23, 2015 (the “Annual Meeting”), and at any adjournment thereof. Our Annual Meeting will be held at the Saint Louis Art Museum, Forest Park, One Fine Arts Drive, St. Louis, Missouri, at 10:30 A.M. CDT.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q.	What is our relationship with Ameren Corporation?

A.	The Company; Union Electric Company, doing business as Ameren Missouri (“Ameren Missouri”); and Ameren Services Company (“Ameren Services”) are the principal direct or indirect subsidiaries of Ameren Corporation (“Ameren”), a holding company.

Ameren has common equity securities listed on the New York Stock Exchange (“NYSE”) and holds either directly or indirectly more than 50 percent of the voting power of each of Ameren Illinois, Ameren Missouri and Ameren Services. Ameren Illinois has no securities listed on the NYSE and is therefore exempt from all of the corporate governance rules of the NYSE (Section 303A of the NYSE’s Listed Company Manual).

Ameren Illinois’ Annual Meeting will be held in conjunction with the Ameren and Ameren Missouri annual meetings.

Q.	When and to whom will our Form 10-K be sent?

A.	Our 2014 Form 10-K is being sent, along with the Notice of Annual Meeting and this information statement, to all of our shareholders of record at the close of business on February 25, 2015, which is the record date for the determination of shareholders entitled to vote at the meeting. Note that the 2014 Form 10-K is a combined report for Ameren, Ameren Illinois and Ameren Missouri, which comprise all Ameren companies reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q.	Who is entitled to vote?

A.	Only shareholders of record of our common stock, without par value (“Common Stock”) and our cumulative preferred stock, $100 par value (“Preferred Stock”) at the close of business on the record date, February 25, 2015, are entitled to vote at the Annual Meeting. Our two classes of outstanding voting securities on such date consisted of 25,452,373 shares of Common Stock, all of which were owned by Ameren, and 616,324 shares of Preferred Stock of various series.

Q.	What will I be voting on?

A.	Five directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified.

Q.	How many votes do I have?

A.	Our Common Stock and Preferred Stock vote together as a single class on the election of directors. Each shareholder is entitled to one vote for each share of our stock held (whether Common Stock or Preferred Stock), on each matter submitted to a vote at the Annual Meeting, except that in the election of directors, each shareholder is entitled to vote cumulatively and therefore, may cast votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder for only nominee, or those votes may be distributed among any two or more nominees.

Q.	How many shares must be present to hold the Annual Meeting?

A.	As provided in our Bylaws, in order to conduct the meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter, shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

Q.	What are the vote requirements for each matter?

A.

For the election of directors, the five nominees receiving the highest number of votes of the shares entitled to vote and represented in person or by proxy at the meeting at which a quorum is present shall be elected as directors. For all other matters, if any are properly presented at the meeting, the decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders, unless a larger vote is required by law, the Company’s Bylaws or the Company’s Articles of Incorporation. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) except as provided in (iii) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iii) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shareholder votes are certified by independent inspectors of election.

Q.	How do I vote?

A.	We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees for directors named in Item (1). Accordingly, this matter is expected to be approved. Therefore, the Board of Directors considered it unnecessary to solicit proxies for the Annual Meeting. However, if you wish to vote your shares of Preferred Stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

Q.	How can I access this Information Statement and the 2014 Form 10-K online?

A.	This information statement and the 2014 Form 10-K, including financial statements, are available to you at http://www.ameren.com/AmerenIllinoisInfoStatement.

Q.	How can I obtain the information statement if a “street name” holder households the Company’s Information Statements for me?

A.	The Company has been notified that certain banks, brokers and other nominees may household the Company’s information statements for shareholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request individual copies of the information statement by contacting your bank, broker or other nominee.

Q.	How do I review the list of shareholders?

A.	The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

Q.	Can I listen to the Annual Meeting online?

A.	The Annual Meeting will be webcast live on April 23, 2015. You are invited to visit http://www.ameren.com at 10:30 A.M. CDT on April 23, 2015, to hear the webcast of the Annual Meeting. On the home page, you will click on “Live Webcast Annual Meeting April 23, 2015, 10:30 A.M. CDT,” then the appropriate audio link. The webcast will remain on Ameren’s website for one year. You cannot record your vote on this webcast.

Q.	How do I contact the Company about Annual Meeting matters?

A.	You may reach us:

-  by mail addressed to

Office of the Secretary

Ameren Illinois Company

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

-  by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

ITEMS YOU MAY VOTE ON

ITEM (1): ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the event that any nominee for election as director should become unavailable to serve, votes will be cast for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and approved by the Board of Directors. The Nominating and Corporate Governance Committee, as described below, performs its committee functions for our Board. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The five nominees for director who receive the most votes will be elected.

Our Board of Directors is currently comprised of five directors (Daniel F. Cole, Martin J. Lyons, Jr., Richard J. Mark, Craig D. Nelson and Gregory L. Nelson), each of whom is an officer of the Company or its affiliates. As discussed below, the Audit and Risk Committee, as well as the Nominating and Corporate Governance Committee, Human Resources Committee, Nuclear Oversight and Environmental Committee and Finance Committee of Ameren’s Board of Directors, perform committee functions for our Board.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2014, tenure as director, other directorships held by such nominee during the last five years and business background for at least the last five years. Each nominee’s biography below also includes a description of the specific experience, qualifications, attributes or skills of each director or nominee that led Ameren’s Board to conclude that such person should serve as a director of the Company. The fact that we do not list a particular experience, qualification, attribute or skill for a director nominee does not mean that nominee does not possess that particular experience, qualification, attribute or skill. In addition to those specific experiences, qualifications, attributes or skills detailed below, each director or nominee has demonstrated the highest professional and personal ethics, a broad experience in business, government, education or technology, the ability to provide insights and practical wisdom based on their experience and expertise, a commitment to enhancing shareholder value, compliance with legal and regulatory requirements, and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company. In assessing the composition of the Board of Directors, Ameren’s Nominating and Corporate Governance Committee recommends Board nominees so that collectively, the Board is balanced by having the necessary experience, qualifications, attributes and skills and that no nominee is recommended because of one particular criterion. See “— CORPORATE GOVERNANCE — Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. There are no family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of Ameren’s Board of Directors and were unanimously nominated by our Board of Directors. We have been informed that Ameren intends to cast the votes of all of the outstanding shares of our Common Stock for the election of the nominees named below.

RICHARD J. MARK

CHAIRMAN AND PRESIDENT OF THE COMPANY

Director since: 2012

Age: 59

EXECUTIVE EXPERIENCE:

Mr. Mark was elected Vice President-Customer Service of Ameren Services in 2002. In 2003, he was elected Vice President-Governmental Policy and Consumer Affairs at Ameren Services with responsibility for government affairs, economic development and community relations for Ameren’s utility subsidiaries, including the Company. In 2005, Mr. Mark was elected to the Board of Directors and as Senior Vice President, Customer Operations of Ameren Missouri, with responsibility for Missouri energy delivery. In 2007, he relinquished his position at Ameren Services. In 2012, Mr. Mark was elected to the Board of Directors and as Chairman and President of the Company, and relinquished his directorship and position at Ameren Missouri.

Mr. Mark also served as the director of Ameren Missouri from 2005 to 2012.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Mark’s executive management and directorship experience, significant consumer and regulatory affairs and administrative skills and experience, and tenure with Ameren Missouri (and its affiliates), Ameren’s Board concluded that Mr. Mark should serve as a director of the Company.

DANIEL F. COLE

CHAIRMAN AND PRESIDENT OF AMEREN SERVICES AND SENIOR VICE PRESIDENT OF THE COMPANY AND AMEREN MISSOURI

Director since: 2003

Age: 61

EXECUTIVE EXPERIENCE:

Mr. Cole joined the Company in 1976 as an engineer. He was elected Senior Vice President of Ameren Missouri and Ameren Services in 1999, at Central Illinois Public Service Company (“CIPS”) in 2001, at Central Illinois Light Company (“CILCO”) and CILCORP Inc. (“CILCORP”) in 2003 and at Illinois Power Company (“IP”) in 2004. In 2009, Mr. Cole assumed the positions of Chairman and President of Ameren Services and remained Senior Vice President of Ameren Missouri, CIPS, CILCO, CILCORP and IP. Mr. Cole’s directorships and tenure as Senior Vice President of CILCORP (following the merger of CILCORP into Ameren) and of CILCO and IP (following the merger of those entities with and into CIPS) each ended in 2010. Mr. Cole continued as a director and the Senior Vice President of Ameren Illinois following the consummation of the CIPS, CILCO and IP merger in 2010.

Mr. Cole serves or served as the director of the following Ameren entities (current and former):

• CILCO, 2003-2010	• CILCORP Inc., 2003-2010
• IP, 2004-2010	• AEG, 2000-2013
• Ameren Missouri, 2005-present	• Ameren Services, 2003-present

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Cole’s significant executive management and directorship experience, strong strategic planning, engineering and administrative skills and experience, and extensive tenure with the Company (and its current and former affiliates), Ameren’s Board concluded that Mr. Cole should serve as a director of the Company.

MARTIN J. LYONS, JR.

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY, AMEREN, AMEREN MISSOURI AND AMEREN SERVICES

Director since: 2009

Age: 48

EXECUTIVE EXPERIENCE:

Mr. Lyons joined the Company, CIPS, Ameren, and Ameren Services in 2001 as Controller. He was elected Controller of CILCORP and CILCO in 2003. Mr. Lyons was also elected Vice President of CIPS, Ameren, Ameren Missouri, CILCORP, CILCO and Ameren Services in 2003 and Vice President and Controller of IP in 2004. In 2007, his positions at Ameren Missouri were changed to Vice President and Principal Accounting Officer. In 2008, Mr. Lyons was elected Senior Vice President and Principal Accounting Officer of Ameren and its subsidiaries. In 2009, Mr. Lyons assumed the positions of Senior Vice President and Chief Financial Officer, while remaining as the Principal Accounting Officer, of the Company, of Ameren Missouri, CIPS, Ameren, CILCORP, CILCO, IP and Ameren Services. Mr. Lyons’ directorships and tenure as Senior Vice President and Chief Financial Officer of CILCORP (following the merger of CILCORP into Ameren) and of CILCO and IP (following the merger of those entities with and into CIPS) each ended in 2010. Mr. Lyons continued as a director and the Senior Vice President and Chief Financial Officer of the Company following the consummation of the CIPS, CILCO and IP merger in 2010. In 2013, Mr. Lyons was elected Executive Vice President and Chief Financial Officer of the Company, Ameren, Ameren Missouri and Ameren Services.

Mr. Lyons serves or served as the director of the following Ameren entities (current and former):

• CILCO, 2009-2010	• CILCORP Inc., 2009-2010
• IP, 2009-2010	• AEG, 2009-present
• Ameren Missouri, 2009-present	• Ameren Services, 2010-present

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Lyons’ executive management experience, strong accounting, financial and administrative skills and experience, and tenure with the Company (and its current and former affiliates), Ameren’s Board concluded that Mr. Lyons should serve as a director of the Company.

CRAIG D. NELSON

SENIOR VICE PRESIDENT OF THE COMPANY

Director since: 2015

Age: 61

EXECUTIVE EXPERIENCE:

Mr. Nelson joined Central Illinois Public Service Company as a Tax Accountant in 1979, and was promoted to Income Tax Supervisor in that year. In 1985, he was elected Assistant Treasurer of CIPS. In 1989, he was elected Treasurer and Assistant Secretary of CIPS. Mr. Nelson was elected to be Vice President of Corporate Services at CIPS in 1996. After the merger between Union Electric Company and CIPSCO Incorporated, Mr. Nelson was named Vice President, Merger Coordination for Ameren Services Company, and he assumed the additional role of Vice President of Regulatory Planning in 1998. In 1999, he was elected Vice President, Corporate Planning for Ameren Services Company. In 2004, Mr. Nelson was elected Vice President — Strategic Initiatives for Ameren Services Company. In 2006, he was elected Vice President — Power Supply Acquisition for CILCO, CIPS, and IP, and assumed the role of Vice President — Regulatory Affairs & Financial Services in 2007. In 2009, Mr. Nelson was elected Senior Vice President — Regulatory Affairs & Financial Services.

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Nelson’s significant management experience, extensive accounting, tax, regulatory and administrative skills and experience, and tenure with the Company (and its current and former affiliates), Ameren’s Board concluded that Mr. Nelson should serve as a director of the Company.

GREGORY L. NELSON

SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF THE COMPANY, AMEREN, AMEREN MISSOURI AND AMEREN SERVICES

Director since: 2011

Age: 57

EXECUTIVE EXPERIENCE:

Mr. Nelson joined Ameren Missouri in 1995 as a manager in the Tax Department and assumed a similar position with Ameren Services in 1998. Mr. Nelson was elected Vice President and Tax Counsel of Ameren Services in 1999, and Vice President of the Company, Ameren Missouri, CIPS, CILCO and CILCORP in 2003, and of IP in 2004. In 2010, Mr. Nelson was elected Vice President, Tax and Deputy General Counsel of Ameren Services, while remaining Vice President of the Company, Ameren Missouri, CIPS, CILCO, IP and CILCORP. Mr. Nelson relinquished his position with each of CILCORP (following the merger of CILCORP into Ameren) and with CILCO and IP (following the merger of those entities with and into CIPS) in 2010. In 2011, Mr. Nelson assumed the positions of Senior Vice President, General Counsel and Secretary of the Company, Ameren, Ameren Missouri and Ameren Services, while relinquishing his positions of Vice President, Tax and Deputy General Counsel of Ameren Services and Vice President of the Company and Ameren Missouri.

Mr. Nelson serves or served as the Director of the following Ameren entities (current and former):

• AEG, 2011-2013	• Ameren Missouri, 2011-present
• Ameren Services, 2011-present

SKILLS AND QUALIFICATIONS:

Based primarily upon Mr. Nelson’s significant management experience, extensive legal, tax, regulatory and administrative skills and experience, and tenure with the Company (and its current and former affiliates), Ameren’s Board concluded that Mr. Nelson should serve as a director of the Company.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance

During 2014, the Board of Directors met three times. All then-incumbent directors, except for Mr. Lyons, attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2014 Annual Meeting, all of the directors nominated for election in 2014 who were then-incumbent directors were in attendance.

Board Leadership Structure

The Company’s Bylaws delegate to the Company’s Board of Directors the right to exercise its discretion to either separate or combine the offices of Chairman of the Board and President. The Board annually considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chairman of the Board and President. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of then-current and anticipated future circumstances and taking into consideration succession planning, skills and experience of the individual(s) filling those positions, and other relevant factors. The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the Company and the skills and experience of Mr. Mark, is a leadership structure that combines the roles of Chairman of the Board and President with Mr. Mark filling those roles for the following primary reasons:

•

such a Board leadership structure has served the Company and its shareholders well and the Board believes this structure will continue to serve us well again, based primarily on Mr. Mark’s background, skills and experience, as detailed in his biography above;

•

since Ameren owns all of the Company’s Common Stock, the Company receives significant independent oversight by Ameren’s Board of Directors (for example, only independent directors serve on all standing Board committees, including the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of Ameren’s Board (see “— Board Committees” below); Ameren’s Nominating and Corporate Governance Committee recommends to Ameren’s Board, and Ameren’s Board subsequently nominates, director candidates for the Company’s Board; and any Company director, as a result of Ameren’s ownership of all the Company’s Common Stock, may be removed by Ameren’s Board at any time, with or without cause);

•	the combined Chairman and President/CEO position continues to be the principal board leadership structure among public companies in the United States, including Ameren’s peer companies; and

•	there is no empirical evidence that separating the roles of Chairman and President/CEO improves return for shareholders.

Based on oversight by Ameren’s Board, as described above, Ameren’s ownership of all the Company’s Common Stock and the economic rights of the holders of the Preferred Stock being senior in priority to the Common Stock, and the Company’s current Board composition and leadership structure, the Board has not appointed a lead independent director. The Board recognizes that depending on the specific characteristics and circumstances of the Company, other leadership structures might also be appropriate. The Company is committed to reviewing this determination on an annual basis.

Risk Oversight Process

Given the importance of monitoring risks, Ameren’s Board has determined to utilize a committee specifically focused on oversight of the risk management of Ameren and its subsidiaries, including the Company. Ameren’s Board has charged its Audit and Risk Committee with oversight responsibility of Ameren’s and its subsidiaries’ overall business risk management process, which includes the identification, assessment, mitigation and monitoring of risks for Ameren and its subsidiaries. Ameren’s Audit and Risk Committee meets on a regular basis to review the business risk management processes, at which time applicable members of Ameren’s and the Company’s senior management provide reports to the Audit and Risk Committee. While Ameren’s Audit and Risk Committee retains this responsibility, it coordinates this oversight with other committees of Ameren’s Board having primary oversight responsibility for specific risks (see “— Board Committees — Ameren Committee and Function” below). Each of Ameren’s standing Board committees, in turn, receives regular reports from members of Ameren’s and the Company’s senior management concerning its assessment of Ameren and Company risks within the purview of such committee. Each such committee also has the authority to engage independent advisers. The risks that are not specifically assigned to an Ameren Board committee are considered by Ameren’s Audit and Risk Committee through its oversight of the business risk management process of Ameren and its subsidiaries. Ameren’s Audit and Risk Committee then discusses with members of Ameren’s and the Company’s senior management methods to mitigate such risks.

Notwithstanding Ameren’s Board of Directors’ oversight delegation to Ameren’s Audit and Risk Committee, the entire Board is actively involved in risk oversight. Ameren’s Audit and Risk Committee annually reviews for Ameren’s Board which committees maintain oversight responsibilities described above and the overall effectiveness of the business risk management process. In addition, at each of its meetings, Ameren’s Board receives a report from the Chair of the Audit and Risk Committee, as well as from the Chair of each of the other standing committees of Ameren’s Board identified below, each of which is currently chaired by an independent director. Ameren’s Board then discusses and deliberates on the risk management practices of Ameren and its subsidiaries. Through the process outlined above, Ameren’s Board believes that the leadership structure of Ameren’s Board supports effective oversight of the risk management of Ameren and its subsidiaries.

Consideration of Risks Associated with Compensation

In evaluating the material elements of compensation available to executives and other Company employees, Ameren’s Human Resources Committee takes into consideration whether the compensation policies and practices of Ameren and certain of its subsidiaries, including the Company, may incentivize excessive risk behavior. Ameren’s Human Resources Committee, with the assistance of its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), and Ameren management, reviews the compensation policies and practices each year for design features that have the potential to encourage excessive risk taking. The program contains multiple design features that manage or mitigate these potential risks, including:

•	an appropriate balance of fixed and variable pay opportunities;

•	caps on incentive plan payouts;

•	the use of multiple performance measures in the compensation program;

•	performance measured at the corporate level;

•	a mix between short-term and long-term incentives, with an emphasis for executives on rewarding long-term performance;

•	Ameren Human Resources Committee discretion regarding individual executive awards;

•	oversight by non-participants in the plans;

•	the code of conduct, internal controls and other measures implemented by Ameren and its subsidiaries, including the Company;

•	the existence of anti-hedging and anti-pledging policies for executives;

•

the existence of a clawback provision in the 2014 Omnibus Incentive Compensation Plan (the “2014 Plan”) and 2006 Omnibus Incentive Compensation Plan (the “2006 Plan”) that applies to annual and long-term incentive plan grants in certain circumstances; and

•

stock ownership and holding requirements applicable to members of Ameren’s management team (including the Named Executive Officers as defined below) who are subject to reporting under Section 16 of the Securities Exchange Act of 1934 (collectively the “Section 16 Officers”) and stock ownership guidelines applicable to all other members of Ameren’s management team.

Based upon the above considerations, Ameren’s Human Resources Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

BOARD COMMITTEES

The Board of Directors has a standing Executive Committee, with such duties as may be delegated to it from time to time by the Board and authority to act on most matters concerning management of the Company’s business during intervals between Board meetings. The Executive Committee did not meet or act by unanimous written consent without a meeting in 2014. The present members of this committee are Messrs. Mark, Lyons and G. Nelson.

In addition, as described below, the Board of Directors utilizes the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee of Ameren’s Board of Directors to perform such committee functions for the Company’s Board. The chairs and members of those committees are recommended by Ameren’s Nominating and Corporate Governance Committee, appointed annually by Ameren’s Board and are identified below. Ameren’s Audit and Risk Committee, Human Resources Committee, and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom Ameren’s Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and Ameren’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”). In addition, Ameren’s Nuclear Oversight and Environmental Committee and Finance Committee are currently comprised entirely of non-management directors, each of whom Ameren’s Board has also determined to be “independent” under the Director Nomination Policy. A more complete description of the duties of each standing Board committee is contained in each standing Board committee’s charter available at http://www.ameren.com/Investors.

Ameren Standing Board Committee and Function	Chair and Members	Meetings in 2014

Ameren’s Audit and Risk Committee

•   Appoints and oversees the independent registered public accountants; pre-approves all audit, audit-related services and non-audit engagements with independent registered public accountants.

•   Approves the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; reviews with management the design and effectiveness of internal controls over financial reporting.

•   Reviews with management and independent registered public accountants the scope and results of audits and financial statements, disclosures and earnings press releases.

•   Reviews the appointment, replacement, reassignment or dismissal of the leader of internal audit or approves the retention of, and engagement terms for, any third-party provider of internal audit services; reviews the internal audit function.

•   Reviews with management the business risk management processes, which include the identification, assessment, mitigation and monitoring of risks on an Ameren-wide basis.

•   Coordinates its oversight of business risk management with other Ameren Board committees having primary oversight responsibilities for specific risks.

•   Oversees an annual audit of Ameren’s political contributions; performs other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter.

•   Establishes a system by which employees may communicate directly with members of the Committee about accounting, internal controls and financial reporting deficiency.

•   Performs its committee functions for all Ameren subsidiaries, including the Company, which are registered companies pursuant to the Exchange Act.

Each of Walter J. Galvin and Stephen R. Wilson qualifies as an “audit committee financial expert” as that term is defined by the SEC.

	Walter J. Galvin, Chair Catherine S. Brune Ellen M. Fitzsimmons Stephen R. Wilson	9

Ameren Standing Board Committee and Function	Chair and Members	Meetings in 2014

Ameren’s Human Resources Committee

•     Reviews and approves objectives relevant to the compensation of the Chief Executive Officer of Ameren and Presidents of its subsidiaries, including the Company, as well as other executive officers.

•     Administers and approves awards under Ameren’s incentive compensation plan.

•     Administers and approves incentive compensation plans, executive employment agreements, if any, severance agreements and change in control agreements.

•     Reviews with management, and prepares an annual report regarding, the Compensation Discussion and Analysis section of Ameren’s Form 10-K and proxy statement and the Form 10-K and information statement of the Company and other Ameren subsidiaries which are registered companies pursuant to the Exchange Act.

•     Acts on important policy matters affecting personnel; recommends to Ameren’s Board amendments to those pension plans sponsored by Ameren or one or more of its subsidiaries, including the Company, except as otherwise delegated.

•     Performs other actions as required by the NYSE listing standards and its Charter, including the retention of outside compensation consultants and other outside advisors.

•     Performs its committee functions for all Ameren subsidiaries, including the Company, which are registered companies pursuant to the Exchange Act.

•     Reviews Ameren’s compensation policies and practices to determine whether they encourage excessive risk taking.

	Patrick T. Stokes, Chair Richard J. Harshman James C. Johnson Steven H. Lipstein	8

Ameren Standing Board Committee and Function	Chair and Members	Meetings in 2014

Ameren’s Nominating and Corporate Governance Committee

•    Adopts policies and procedures for identifying and evaluating director nominees; identifies and evaluates individuals qualified to become Board members and director candidates, including individuals recommended by shareholders.

•    Reviews the Board’s policy for director compensation and benefits.

•    Establishes a process by which shareholders and other interested persons will be able to communicate with members of the Board.

•    Develops and recommends to the Board corporate governance guidelines; oversees Ameren’s code of business conduct (referred to as its Principles of Business Conduct), its Code of Ethics for Principal Executive and Senior Financial Officers and its Policy and Procedures With Respect to Related Person Transactions (see “— Corporate Governance” below), which are applicable to the Company as well as Ameren.

•    Assures that Ameren and its subsidiaries, including the Company, address relevant public affairs issues from a perspective that emphasizes the interests of its key constituents (including, as appropriate, shareholders, employees, communities and customers); reviews and recommends to the Ameren Board shareholder proposals for inclusion in proxy materials that relate to public affairs and/or corporate social responsibility issues.

•    Reviews semi-annually with management the performance for the immediately preceding six months regarding constituent relationships (including, as appropriate, relationships with shareholders, employees, communities and customers).

•    Performs other actions as required by the NYSE listing standards and its Charter.

•    Performs its committee functions for all Ameren subsidiaries, including the Company, which are registered companies pursuant to the Exchange Act.

	Ellen M. Fitzsimmons, Chair Gayle P. W. Jackson Patrick T. Stokes Jack D. Woodard	5

Ameren Standing Board Committee and Function	Chair and Members	Meetings in 2014
Ameren’s Nuclear Oversight and Environmental Committee • Provides Ameren Board-level oversight of Ameren’s nuclear power facility as well as long-term plans and strategies of Ameren’s nuclear power program. • Assists Ameren’s and the Company’s Boards in providing oversight of Ameren’s and the Company’s policies, practices and performance relating to environmental affairs of Ameren and its subsidiaries, including the Company.	Jack D. Woodard, Chair Catherine S. Brune J. Edward Coleman Richard J. Harshman Gayle P. W. Jackson James C. Johnson	7

Ameren’s Finance Committee

•    Oversees overall financial policies and objectives of Ameren and its subsidiaries, including the Company, including capital project review and approval of financing plans and transactions, investment policies and rating agency objectives.

•    Reviews and makes recommendations regarding Ameren’s dividend policy.

•    Reviews and recommends to Ameren’s Board the capital budget of Ameren and its subsidiaries, including the Company; reviews, approves and monitors all capital projects with estimated capital expenditures of between $25 million and $50 million; recommends to Ameren’s Board and monitors all capital projects with estimated capital costs in excess of $50 million.

•    Reviews and recommends to Ameren’s Board Ameren’s and its subsidiaries’, including the Company’s, debt and equity financing plans.

•    Oversees the commodity risk assessment process, system of controls and compliance with established risk management policies and procedures for Ameren and its subsidiaries, including the Company.

	Stephen R. Wilson, Chair Walter J. Galvin Steven H. Lipstein	5

CORPORATE GOVERNANCE

Corporate Governance Policies, Committee Charters and Codes of Conduct

Ameren’s Board of Directors has adopted a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions, each applicable to Ameren and certain of its subsidiaries, including the Company, and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight and Environmental Committee and Finance Committee. Ameren’s Board of Directors also has adopted a code of business conduct (referred to as Ameren’s Principles of Business Conduct) applicable to all of the directors, officers and employees of Ameren and its subsidiaries, including the Company, and a Code of Ethics for Principal Executive and Senior Financial Officers of all Ameren companies. These documents and other items relating to the governance of the Company can be found in the Investors’ section of Ameren’s website at http://www.ameren.com/investors. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Governance Practices of Ameren’s Standing Board Committees

Ameren’s standing Board committees focus on and have adopted many good corporate governance practices. This includes:

•	requiring several meetings to discuss important decisions;

•	receiving meeting materials several days in advance of meetings; and

•	conducting executive sessions with Committee members only.

Human Resources Committee Governance Practices

The Human Resources Committee obtains professional advice from an independent compensation consultant engaged directly by and who reports to the Committee.

It is the Ameren Human Resources Committee’s view that its compensation consultant should be able to render candid and expert advice independent of management’s influence. In February 2014, Ameren’s Human Resources Committee approved the continued engagement of Meridian as its independent compensation consulting firm. In its decision to retain Meridian as its independent compensation consultant, the Committee gave careful consideration to a broad range of attributes necessary to assist the needs of the Committee in setting compensation, including:

•	a track record in providing independent, objective advice;

•	broad organizational knowledge;

•	industry reputation and experience;

•	in-depth knowledge of competitive pay levels and practices; and

•	responsiveness and working relationship.

Meridian representatives attended seven of the Ameren Human Resources Committee meetings during 2014. At the Human Resources Committee’s request, the consultant met separately with the Committee members outside the presence of management at each meeting, and spoke separately with the Committee Chair and other Committee members between meetings, as necessary or desired.

During 2014, the Committee requested of Meridian the following items:

•	competitive market pay and market trend analyses, which assist the Committee in targeting executive compensation at the desired level versus market;

•	a review of the competitiveness of Ameren’s benefits programs that apply to executives;

•

comparisons of short-term incentive payouts and financial performance to utility peers, which the Committee uses to evaluate prior-year short-term incentive goals and set future short-term incentive goals;

•	preparation of tally sheets, which the Committee uses to evaluate the cumulative impact of prior compensation decisions;

•	review and advice on the Compensation Discussion and Analysis section included in Ameren’s proxy statement to ensure full and clear disclosure;

•

advice in connection with the Committee’s risk analysis of Ameren’s and its subsidiaries’, including the Company’s compensation policies and practices, in furtherance of the Committee’s responsibilities pursuant to its charter;

•

advice with respect to legal, regulatory and/or accounting considerations impacting Ameren’s compensation and benefit programs, to ensure the Committee is aware of external views regarding the programs;

•	advice in connection with preparation of the Ameren Corporation 2014 Plan, which was approved by Ameren’s shareholders at its 2014 annual meeting; and

•	other requests relating to executive compensation issues.

Other than services provided to Ameren’s Human Resources Committee as set forth above and for Ameren’s Nominating and Corporate Governance Committee as described below, Meridian did not perform any other services for Ameren or any of its subsidiaries, including the Company, in 2014.

Pursuant to its letter agreement with the Committee, if Ameren or management of Ameren proposes that Meridian perform services for Ameren or management of Ameren other than in Meridian’s retained role as consultant to the Committee and Ameren’s Nominating and Corporate Governance Committee, any such proposal is required to be submitted to the Committee for approval before such services begin.

In December 2012, each of Ameren’s Human Resources Committee and Nominating and Corporate Governance Committee established procedures for the purpose of determining whether the work of any compensation consultant raised any conflict of interest. Pursuant to such procedures, in December 2014 each such Committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive compensation-related matters, no conflict of interest was raised by the work of Meridian.

Delegation of Authority

Ameren’s Human Resources Committee has delegated authority to Ameren’s Administrative Committee, comprised of designated members of Ameren’s management, to approve changes, within specified parameters, to certain of Ameren’s and the Company’s retirement plans. It has also delegated authority to management to make pro rata equity grants in the first year of eligibility for receipt of Performance Share Unit Awards (“PSUP Awards”) to executives below a specified level who are newly promoted into a PSUP Award eligible role or hired into a PSUP Award eligible role during the year.

Role of Executive Officers

The role of executive officers in compensation decisions for 2014 is described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS —Role of Executive Officers.” Mr. Mark, as President of the Company, was not involved in determining his own compensation. See “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Timing of Compensation Decisions and Awards” below.

Human Resources Committee Interlocks and Insider Participation

The current members of Ameren’s Human Resources Committee of the Board of Directors, Messrs. Stokes, Harshman, Johnson and Lipstein, were not at any time during 2014 or at any other time an officer or employee of Ameren or its subsidiaries, including the Company, and no member had any relationship with Ameren or its subsidiaries, including the Company, requiring disclosure under applicable SEC rules.

No executive officer of Ameren or its subsidiaries, including the Company, has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors of Ameren or its subsidiaries, including the Company or the Human Resources Committee during 2014.

Consideration of Director Nominees

Ameren’s Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with Ameren’s Director Nomination Policy, which can be found in the Investors’ section of Ameren’s website at http://www.ameren.com. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. The Company does not normally pay any third-party search firm a fee to identify or evaluate or assist in identifying or evaluating potential director nominees and did not do so with regard to the nominees recommended for election in this information statement.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, Ameren’s Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Candidates also will be assessed in the context of the then-current composition of the Board, the operating requirements of the Company and the long-term interests of all shareholders. In conducting this assessment, Ameren’s Nominating and Corporate Governance Committee will, in connection with its assessment and recommendation of candidates for director, consider diversity (including, but not limited to, gender, race, ethnicity, age, experience and skills), director tenure, board refreshment and such other factors as it deems appropriate given the then-current and anticipated future needs of the Board and the Company, and to maintain a balance of perspectives, qualifications, qualities and skills on the Board. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Nominating and Corporate Governance Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

Ameren’s Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements; and

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company.

Other than the foregoing, there are no stated minimum criteria for director nominees, although Ameren’s Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. In addition, because the Company is committed to maintaining its tradition of inclusion and diversity within the Board, each assessment and selection of director candidates will be made by Ameren’s Nominating and Corporate Governance Committee in compliance with Ameren’s policy of non-discrimination based on race, color, religion, sex, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by law. Ameren’s Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

Director Independence

All nominees for director of the Company’s Board are officers of the Company or its affiliates and therefore, do not qualify as “independent” under the NYSE listing standards. As previously explained, the Company has no securities listed on the NYSE and therefore, is not subject to the NYSE listing standards.

Policy and Procedures with Respect to Related Person Transactions

Ameren’s Board of Directors has adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. The policy applies to Ameren and its subsidiaries, including the Company, which are registered companies under the Exchange Act. This written policy provides that Ameren’s Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that Ameren’s Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose annual compensation exceeds $120,000. The Chair of Ameren’s Nominating and Corporate Governance Committee has been delegated authority to act between Nominating and Corporate Governance Committee meetings. References in this section to the Nominating and Corporate Governance Committee and the Human Resources Committee refer to Ameren’s Nominating and Corporate Governance Committee and Ameren’s Human Resources Committee, respectively.

For purposes of this policy, immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner of the Company, and any person (other than domestic employees) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner.

The policy defines a “Related Person Transaction” as a transaction (including any financial transaction, arrangement or relationship (or any series of similar transactions,

arrangements or relationships)) in which Ameren (including the Company and any of Ameren’s other subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person (as defined below) had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions; (2) transactions involving trustee type services; (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis; (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules, or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to Ameren’s Board of Directors for approval, by the Human Resources Committee of Ameren’s Board of Directors; or (5) compensation of or transaction with a director, if the compensation or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) any person who is known by the Company (or any subsidiary of the Company) to be five percent or greater beneficial owners of any class of the Company’s voting securities, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all immediate family members of such person has a ten percent or greater beneficial interest.

The Office of the Corporate Secretary of Ameren assesses whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that Related Person Transactions may, in some circumstances, be in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the actual or apparent conflict of interest of the Related Person in the event of the Related Person Transaction, including, but not limited to, the impact on a director’s independence; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve or ratify only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith. The policy provides for the pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions up to one year prior to the commencement of the transaction.

During 2014, other than employment by the Company or its affiliates, the Company had no Related Person Transactions with directors and nominees for director and no Related Person Transactions are currently proposed.

DIRECTOR COMPENSATION

Directors who are employees or directors of Ameren or any of its subsidiaries receive no additional compensation for their services as Company directors. All nominees for director are employees of Ameren or its subsidiaries.

OTHER MATTERS

The Board of Directors does not know of any matter, other than the election of directors, which may be presented at the Annual Meeting.

SECURITY OWNERSHIP

SECURITIES OF THE COMPANY

As shown in the table below, all of the outstanding shares of our Common Stock are owned by Ameren. Of the 616,324 outstanding shares of our class of Preferred Stock, with the exception of Craig D. Nelson, who owns 8 shares of the 4.00% preferred stock, no shares were owned by our directors, nominees for director and executive officers as of January 31, 2015. To our knowledge, there are no beneficial owners of five percent or more of the outstanding shares of our class of Preferred Stock as of January 31, 2015. As discussed under “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING” above, our Common Stock and Preferred Stock shareholders vote together as a single class on matters submitted to a vote at the Annual Meeting. No independent inquiry has been made to determine whether any shareholder is the beneficial owner of shares not registered in the name of such shareholder or whether any shareholder is a member of a shareholder group.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially at January 31, 2015	Percent of Common Stock (%)
Ameren Corporation One Ameren Plaza 1901 Chouteau Avenue St. Louis, MO 63103	25,452,373	100

SECURITIES OF AMEREN

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock as of January 31, 2015 for (i) each director and nominee for director of the Company, (ii) each individual serving as the Company’s Chairman and President and the Company’s Chief Financial Officer during 2014, and the three most highly compensated executive officers of the Company (other than the individuals serving as the Chairman and President and the Chief Financial Officer during 2014) who were serving as executive officers at the end of 2014, each as named in the Summary Compensation Table below (collectively, the “Named Executive Officers”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Ameren Common Stock Beneficially Owned(1)	Percent Owned(2)
Richard J. Mark	28,923	*
Daniel F. Cole	47,154	*
Martin J. Lyons, Jr.	34,900	*
Craig D. Nelson	7,918	*
Gregory L. Nelson	19,517	*
Bruce A. Steinke	11,090	*
All directors, nominees for director and executive officers as a group (6 persons)	149,502	*

*	Less than one percent.

(1)	This column lists voting securities. None of the named individuals held shares issuable within 60 days upon the exercise of Ameren stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 242,634,798 shares of Ameren Common Stock outstanding on January 31, 2015 and the number of shares of Ameren Common Stock that such person or group had the right to acquire on or within 60 days of January 31, 2015.

Since 2003, Ameren has had a policy which prohibits directors and executive officers from engaging in pledges of Ameren securities or short sales, margin accounts and hedging or derivative transactions with respect to Ameren securities. In addition, since 2013, Ameren has had a policy which prohibits directors and employees of Ameren and its subsidiaries, including the Company, from entering into any transaction which hedges (or offsets) any decrease in value of Ameren equity securities that are (1) granted by Ameren to the director or employee as part of compensation or (2) held, directly or indirectly, by the director or employee.

The address of all persons listed above is c/o Ameren Illinois Company, 6 Executive Drive, Collinsville, Illinois 62234.

STOCK OWNERSHIP REQUIREMENT FOR NAMED EXECUTIVE OFFICERS AND SECTION 16 OFFICERS

The stock ownership requirements applicable to the Named Executive Officers are described below under “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis — Common Stock Ownership Requirement.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file reports of their ownership in the Company’s Preferred Stock, and, in some cases, of its ultimate parent’s Common Stock, and of changes in that ownership with the SEC. SEC regulations also require the Company to identify in this information statement any person subject to this requirement who failed to file any such report on a timely basis. To our knowledge, based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2014.

EXECUTIVE COMPENSATION

The information contained in the following Human Resources Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of Ameren Corporation’s Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the information statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company and its affiliates. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Committee met with management of the Company and its affiliates and the Committee’s independent consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this information statement, and the Board approved that recommendation.

Ameren Human Resources Committee:

Patrick T. Stokes, Chairman

Richard J. Harshman

James C. Johnson

Steven H. Lipstein

COMPENSATION DISCUSSION AND ANALYSIS

2014 In Brief

Ameren’s compensation philosophy and related governance features are executed by several specific policies and practices that are designed to align Ameren’s executive compensation with long-term shareholder interests, including:

What we do:

•

Ameren develops pay opportunities at the size-adjusted median of those provided by similar utility companies (“Market Data”), with actual payouts dependent on Ameren’s corporate short- and long-term performance and the individual’s performance.

•

Ameren designs its short-term incentives program so that it is entirely performance-based with the primary focus on its earnings per share (“EPS”) and additional focus on safety metrics and individual performance.

•

Ameren designs its long-term incentives program so that it is entirely performance-based with the primary focus on its total shareholder return versus a utility peer group and with an additional link to its EPS.

•

Ameren includes in its short-term and long-term incentive awards “clawback” provisions that are triggered if Ameren makes certain financial restatements. In addition, beginning with short-term and long-term incentive awards granted in 2015, if the award holder engages in conduct or activity that is detrimental to Ameren or violates the confidentiality or customer or employee non-solicitation provisions included in the award, generally, the award holder will be required to repay the award to Ameren after receiving a demand from Ameren for the repayment.

•	Ameren maintains stock ownership requirements for its executive officers and directors.

•	Ameren provides only limited perquisites, such as financial and tax planning.

•	Ameren’s change of control cash severance and equity vesting are both fully “double-trigger.”

•	Ameren eliminated excise tax “gross-up” payments under its Change of Control Severance Plan for all officers who first become eligible to participate in the plan on or after October 1, 2009.

•	Ameren retains an independent compensation consultant engaged by, and who reports directly to the Committee.

•

Ameren intends payouts under its short-term and long-term incentives programs to meet the definition of qualified performance-based compensation under Section 162(m) of the IRC and be eligible for tax deduction.

What we don’t do:

•	Ameren does not have employment agreements.

•	Ameren does not allow hedging by employees, officers or directors.

•	Ameren does not allow pledging for executive officers or directors.

•	Ameren does not provide tax “gross-up” payments on perquisites.

•	Ameren does not grant time-vesting long-term incentive awards; Ameren only grants performance vesting subject to continued employment.

•	Ameren does not pay dividends or dividend equivalents on unearned incentive awards.

•	Ameren does not re-price stock options (none of Ameren’s executives are awarded stock options).

•	Ameren does not include the value of long-term incentive awards in its pension calculations.

•	Ameren’s Human Resources Committee does not believe that Ameren’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

During 2014, Ameren’s pay-for-performance program led to the following actual 2014 compensation being earned:

•

2014 annual short-term incentive base awards based on EPS and safety were earned at 103.5 percent of target; this payout reflected strong financial and operational performance by Ameren and its subsidiaries in 2014 that was attributed, in part, to the successful execution of Ameren’s strategy; and

•

87.5 percent of the target three-year long-term incentive awards made in 2012 were earned (plus accrued dividends of approximately 14.3 percent) based on Ameren’s total shareholder return relative to a utility peer group over the three-year measurement period (2012-2014). At the December 31, 2014 vesting date, the PSUs (as defined below) were worth $46.13 per share rather than the $33.13 value at which they were granted; as a result, the actual earned amounts equaled 139 percent of the original target awards.

In addition, Named Executive Officers are required to own Ameren’s Common Stock through stock ownership requirements (see “— Common Stock Ownership Requirement” below). The value of those shares rose and fell in the same way and with the same impact that share value rose and fell for other shareholders.

Our “Named Executive Officers” are listed in the following table and the Summary Compensation Table on page 39.

Named Executive Officers

Name	Title
Richard J. Mark	Chairman and President, Ameren Illinois
Martin J. Lyons, Jr.	Executive Vice President and Chief Financial Officer, Ameren Illinois, Ameren, Ameren Missouri and Ameren Services
Gregory L. Nelson	Senior Vice President, General Counsel and Secretary, Ameren Illinois, Ameren, Ameren Missouri and Ameren Services
Daniel F. Cole	Senior Vice President, Ameren Illinois and Ameren Missouri and Chairman and President, Ameren Services
Bruce A. Steinke	Senior Vice President, Finance and Chief Accounting Officer, Ameren Illinois, Ameren, Ameren Missouri and Ameren Services

Guiding Objectives

The compensation paid to the Named Executive Officers discussed in this information statement is for services rendered in all capacities to Ameren and its subsidiaries, including the Company. Ameren’s objective for compensation of the Named Executive Officers is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility companies, adjusted for Ameren’s short- and long-term performance and the individual’s performance. The adjustment for Ameren’s performance aligns the long-term interests of management with that of Ameren’s shareholders to maximize shareholder value.

Overview of Executive Compensation Program Components

To accomplish this objective in 2014, Ameren’s compensation program for the Named Executive Officers consisted of several compensation elements, each of which is discussed in more detail below. At Ameren, although all pay components are totaled for comparisons to the Market Data (the size-adjusted median of the compensation paid by similar utility industry peer companies), decisions with respect to one element of pay (e.g., long-term incentives) tend not to impact other elements of pay (e.g., base salary). The following are the material elements of Ameren’s compensation program for the Named Executive Officers:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically Ameren’s Performance Share Units Program;

•	retirement benefits;

•	limited perquisites; and

•	“double-trigger” change of control protection.

Ameren’s Common Stock ownership requirements applicable to the Named Executive Officers are discussed in this CD&A.

Ameren also provides various welfare benefits to the Named Executive Officers on substantially the same basis as it provides to all salaried employees.

Each element is reviewed individually and considered collectively with other elements of Ameren’s compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as Ameren’s overall compensation program.

Market Data and Compensation Peer Group

In October 2013, to help inform compensation determinations with respect to 2014, the Committee’s independent consultant collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentive opportunities. The market data was obtained from a proprietary database maintained by Aon Hewitt.

The elements of pay were benchmarked both individually and in total to the same comparator group.

To develop the Market Data, compensation opportunities for the Named Executive Officers were compared to the compensation opportunities for comparable positions at companies similar to Ameren, defined as regulated utility industry companies in a revenue size range approximately one-half to double Ameren’s size, with a few exceptions (our “compensation peers”). The Committee’s independent consultant used statistical techniques to adjust the data to be appropriate for Ameren’s revenue size and produce the Market Data. Certain of Ameren’s compensation peers have revenues that are more than double Ameren’s revenue, but because of use of regression analysis, this did not necessarily impact the Market Data upward. The compensation peers’ market capitalizations had no bearing on the Market Data because market capitalization is not used as a size-adjustment variable.

Ameren provides compensation opportunities at levels indicated by the Market Data, and designs its incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, Ameren’s plans are designed to result in payouts that are market-appropriate given its performance for that year or period.

The companies identified as the “compensation peers” used to develop 2014 compensation opportunities from the above-described data are listed below. The list is subject to change each year depending on mergers and acquisitions activity, the availability of the companies’ data through Aon Hewitt’s database and the continued appropriateness of the companies in terms of size and industry in relationship to Ameren.

AGL Resources	Duke Energy	PPL Corporation
Alliant Energy Corporation	FirstEnergy Corp.	PSEG, Inc.
American Electric Power Co.	Integrys Energy Group, Inc.	SCANA Corporation
CenterPoint Energy	NiSource Inc.	Sempra Energy
CMS Energy	OGE Energy	WGL Holdings
Dominion Resources, Inc.	PG&E Corporation	Xcel Energy, Inc.
DTE Energy Company	Pinnacle West Capital Corp.

Mix of Pay

Ameren believes that both cash compensation and noncash compensation are appropriate elements of a total rewards program. Cash compensation is short-term compensation (i.e., base salary and annual incentive awards), while noncash compensation is generally long-term compensation (i.e., equity-based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. During 2014, there was no pre-established policy or target for the allocation between either cash and noncash or short-term and long-term compensation. Rather, the Committee reviewed the Market Data provided by its consultant to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation was based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values. By following this process, the impact to Executive compensation was to increase the proportion of pay that is at risk as an individual’s responsibility within the Company increases, and to create long-term incentive opportunities that exceed short-term opportunities for Named Executive Officers.

2014 FIXED VERSUS PERFORMANCE-BASED COMPENSATION

The following table shows the allocation of each Named Executive Officer’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

Name	Fixed Compensation	Performance-Based Compensation
Mark	31%	69%
Lyons	29%	71%
Nelson	31%	69%
Cole	33%	67%
Steinke	40%	60%

2014 SHORT-TERM VERSUS LONG-TERM INCENTIVE COMPENSATION

The following table shows the allocation between each Named Executive Officer’s target short-term and long-term incentive compensation opportunities as a percentage of each Named Executive Officer’s base salary (each at the target level). Such award opportunities were determined primarily considering the Market Data mentioned above, and secondarily considering internal pay equity, i.e., the relationship of target award opportunities of the Named Executive Officers with those of other officers at the same level at Ameren.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Mark	65%	160%
Lyons	70%	175%
Nelson	65%	160%
Cole	60%	140%
Steinke	50%	100%

Base Salary

Base salary is designed to reward competence and sustained performance in the executive role. Ameren chooses base salary as a standard pay element. Ameren’s base salary program is designed to provide the Named Executive Officers with market competitive salaries based upon role, experience, competence and performance.

Ameren determines the amount for base salary by referencing the Market Data discussed above. Based on this data and the scope of each Named Executive Officer’s role, a base salary range was established for each position at +/- 20 percent of the established market rate for the position. The base salary of each Named Executive Officer is typically managed within this pay range.

In 2013, Mr. Thomas R. Voss (Retired Chairman, President and Chief Executive Officer of Ameren) recommended a 2014 base salary increase for each of the other Named Executive Officers considering their then-current salary in relation to the Market Data, experience and sustained individual performance and results. These recommendations, which took into account the Market Data provided by the Committee’s compensation consultant, were presented to the Committee for discussion and approval at the December 2013 Committee meeting. Increases were approved based on the Market Data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative and contribution to achievement of our goals and leadership.

Short-Term Incentive Compensation: Executive Incentive Plan

2014 Ameren Executive Incentive Plan

Ameren’s short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). The EIP is designed to reward the achievement of Ameren EPS targets, safety performance as measured by lost workday away (“LWA”) and individual performance. Ameren chooses to pay it to encourage higher annual corporate and individual performance.

How the EIP Works

For 2014, the EIP (the “2014 EIP”) was comprised of the following components in rewarding Named Executive Officers for annual achievement:

•	Ameren EPS targets, weighted at 90%;

•	Safety LWA performance, weighted at 10%; and

•	an individual performance modifier.

2014 EPS and Safety Goals and Weightings

The Committee established three levels of Ameren EPS and safety LWA achievement under the 2014 EIP. Payouts for Ameren EPS and safety LWA results falling between the established levels were interpolated on a straight-line basis. The three levels are defined as follows:

•

Threshold:  the minimum level of Ameren EPS and safety LWA achievement necessary for short-term incentive payment to Named Executive Officers. The 2014 Ameren EPS Threshold was set at 90% of Target. The 2014 LWAs Threshold reflects 24% more LWAs than Target.

•

Target:  the targeted level of Ameren EPS and safety LWA achievement. The 2014 Ameren EPS Target was tied to the 2014 budget approved by the Board of Directors. The 2014 LWA Target was one LWA less than Ameren’s best performance ever in that metric (i.e., represents a level never before achieved by Ameren).

•

Maximum:  the maximum level of Ameren EPS and safety LWA achievement established to award Named Executive Officers with short-term incentive payment. The 2014 Ameren EPS Maximum was set at 110% of Target. The 2014 LWAs Maximum represents 24% fewer LWAs than Target (i.e., considerably fewer LWAs than ever before achieved).

The ranges of Ameren EPS and safety LWA achievement levels for the 2014 EIP, as established by the Committee in February 2014, are shown below. Ameren EPS was calculated in accordance with generally accepted accounting principles and could be adjusted to include or exclude specified items of an unusual or non-recurring nature as determined by the Committee in its sole discretion and as permitted by the 2006 Plan and 2014 Plan, as applicable.

Level of Performance	Ameren EPS	Safety LWA	Payout as a Percent of Target
Maximum	$2.59	16	150%
Target	$2.35	21	100%
Threshold	$2.11	26	50%
Below threshold	Less than $2.11	More than 26	0%

Individual Performance Modifier

The 2014 EIP base award for each Named Executive Officer was subject to upward or downward adjustment for individual performance on key performance variables. These included leadership, business results, customer satisfaction, reliability, plant availability and/or other performance metrics, as applicable and as determined by the Committee.

Historically, the Individual Performance Modifier has been used to differentiate performance that is considerably above or below that expected. Such differentiations do not lend themselves to formulas and are applied at the Committee’s discretion.

Individual Performance Modifier reductions could be up to -50 percent, with the ability to pay zero for poor or non-performance. Increases could be up to +50 percent, with a potential maximum total award at 200 percent of each Named Executive Officer’s target opportunity. With respect to each Named Executive Officer, adjustments to the base award are in all cases subject to the maximum permitted amount pre-established by the Committee (See “— Section 162(m) of the IRC” below).

2014 Performance

Base Award, Earned through Ameren EPS and Safety LWA Achievement

At the February 2015 Committee meeting, the 2014 EIP EPS, actual safety LWA achievement levels, and recommended EIP payouts for the Named Executive Officers were presented by Warner L. Baxter, Chairman, President and Chief Executive Officer of Ameren, to the Committee for review. Consistent with its actions in prior years and as permitted under the terms of the relevant underlying plans, the Committee may make adjustments. The Committee put forth an adjustment to EPS for 2014 for a mark-to-market variance.

This adjustment resulted in a reduction of $0.01 to Ameren’s EPS under GAAP of $2.40, for an adjusted EPS of $2.39 and payout for the EPS metric of 108.3% of Target. Actual safety LWA cases were 25 in 2014, with a payout for the safety metric of 60% of Target. The weighted and combined EPS and LWA metrics resulted in a combined payout of 103.5% of Target. The resulting Ameren EPS and safety LWA for the 2014 EIP, as approved by the Committee in February 2015, are shown below.

Performance Metric	% Weight	Threshold Performance (50% Payout as a % of Target)	Target Performance (100% Payout as a % of Target)	Maximum Performance (150% Payout as a % of Target)	Payout for Each Metric	Weighted: Base Award % of Target
Ameren EPS	90%	$2.11	$2.35	$2.59	108.3%	97.5%
Ameren LWA	10%	26	21	16	60.0%	6.0%

Total	100%					103.5%

Earned through Individual Performance Modifier

As discussed above, the 2014 EIP base awards were subject to upward or downward adjustment by up to 50 percent based upon a Named Executive Officer’s individual contributions and performance during the year. For 2014, the Committee, after consultation with Mr. Baxter, modified the 2014 EIP base award for Mr. Mark by plus 10 percent of the 2014 base award and by negative two percent for Mr. Cole as a result of their performance on the variables described above.

Resulting 2014 EIP Payouts

Actual 2014 EIP payouts are shown below as a percent of target. Payouts were made in February 2015 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

Name	Final Payout as Percent of Target
Mark	113.8%
Lyons	103.5%
Nelson	103.5%
Cole	101.4%
Steinke	103.5%

Section 162(m) of the IRC

In order to help ensure that amounts intended to be deductible for tax purposes satisfy the requirement for tax deduction, the Committee set a limitation on 2014 short-term incentive payouts for each Named Executive Officer, of 0.5 percent of our 2014 net income. The Committee then used negative discretion as provided under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), to arrive at actual, lower 2014 payouts based on our performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee intended such payouts to meet the definition of qualified performance-based compensation under Section 162(m) of the IRC and be eligible for tax deduction.

2015 Ameren Executive Incentive Plan

In December of 2014, the Committee decided that for purposes of the EIP that relates to the 2015 performance year (the “2015 EIP”), in addition to determining annual performance based on Ameren EPS targets, safety performance measured by LWA and individual performance, the Committee would also consider customer measures relating to reliability and affordability. Accordingly, for 2015, the EIP will be comprised of the following components in rewarding Named Executive Officers for annual achievement:

•	Ameren EPS targets, weighted at 80%;

•	Safety LWA performance, weighted at 10%;

•	Customer measures relating to reliability and affordability, weighted at 10%; and

•	an individual performance modifier.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

In General

A performance share unit (“PSU” or “share unit”) is the right to receive a share of Ameren Common Stock if certain long-term performance criteria are achieved and the Named Executive Officer remains, or retires as, an Ameren employee.

Role of the PSUP

The 2014 PSU grants, which are governed by the Ameren shareholder-approved 2006 Plan, were designed to serve the following role in the compensation program:

•

provide compensation dependent on Ameren’s three-year total shareholder return (“TSR”) (calculated as described below under “— 2014 Grants”) versus a utility peer group (a “PSUP Peer Group”), as identified below;

•

provide some payout (below target) if three-year TSR is below the 30th percentile but the three-year average Ameren EPS reaches or exceeds the average of the EIP EPS threshold levels in, 2014, 2015 and 2016;

•	accrue dividends during the performance period on shares ultimately earned in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance period; and

•	share Ameren Common Stock price increases and decreases over a three-year period.

PSUP Design

Ameren chooses to award PSUP grants to accomplish the following:

•

align executives’ interests with shareholder interests: awards are denominated in Ameren Common Stock units and paid out in Ameren Common Stock. Payouts are dependent on Ameren’s Common Stock performance, and are limited to target if TSR is negative;

•	be competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•

promote Ameren Common Stock ownership: payout of earned awards is made 100 percent in Ameren Common Stock, with dividends on Ameren Common Stock, as declared and paid, reinvested into additional share units throughout the performance period;

•

allow executives to share in the returns created for shareholders: returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive: annual competitive grants with a three-year performance period provide incentive for executives to stay with Ameren and manage Ameren in the long-term interests of Ameren and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to be eligible for the “qualified performance-based compensation” exception from the $1 million limit on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2014 Grants

For 2014, a target number of PSUs was granted to each Named Executive Officer pursuant to the 2006 Plan and 2014 Plan, as applicable, as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the Market Data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Named Executive Officers and other officers at the same level in the Company. The specific number of PSUs granted to each Named Executive Officer was equal to the target award for such Named Executive Officer determined by the Committee, based upon a specified percentage of such Named Executive Officer’s base salary and expressed as a dollar amount, and divided by the average closing price of Ameren’s Common Stock for each trading day in December 2013.

The actual number of 2014 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Named Executive Officer, based primarily on

Ameren’s 2014-2016 TSR relative to a PSUP Peer Group and contingent on continued employment during the same period. The threshold and maximum amounts of 2014 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table. The Named Executive Officers cannot vote share unit awards granted under the PSUP or transfer them until they are paid out. In addition, as described below under “PSUP Performance/Payout Relationship,” if relative TSR for the performance period is below the 30th percentile, in order to receive a 30 percent payout, the average annual Ameren EPS for such three-year period must be greater than or equal to the average of the Ameren EPS thresholds under each EIP during such period.

The following graphic illustrates how the 2014 PSUP works. The 2014 PSUP performance measure is TSR. For purposes of calculating PSUP award payouts, TSR is calculated as the change in the 30-day trading average of the stock price prior to the beginning of the award period and the 30-day trading average of the stock price prior to the end of the award period, plus dividends paid (and assuming quarterly reinvestment), divided by such beginning average stock price.

PSUP Peer Group

The analysis to determine the 2014 PSUP Peer Group was made as of December 2013 using the criteria below measured as of November 30, 2013 unless otherwise noted.

•	Classified as a “NYSE Investor Owned Utility,” within SNL Financial LC’s Data Set for Energy, excluding companies classified as only gas or those with greater than 10% unregulated business.

•	Market capitalization greater than $2 billion (as of September 30, 2013).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period (as of September 30, 2013).

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The 20 companies included in the 2014 PSUP Peer Group are listed below. These PSUP Peer Group companies are not entirely the same as the compensation peers used for market pay comparisons, however, because inclusion in this group was not dependent on a company’s revenues relative to Ameren or its participation in an executive pay database. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period. The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP Peer Group during the performance period, based upon the criteria established above, in order to ensure the most appropriate and relevant peer group.

Alliant Energy Corporation	Integrys Energy Group, Inc.	SCANA Corporation
Cleco Corporation	NiSource, Inc.	Southern Company
CMS Energy	Northeast Utilities	UIL Holdings Corporation
Consolidated Edison, Inc.	Pacific Gas and Electric Company	Westar Energy, Inc.
DTE Energy Company	Pepco Holdings, Inc.	Wisconsin Energy
Edison International	Pinnacle West Capital Corporation	Xcel Energy, Inc.
Great Plains Energy Inc.	Portland General Electric

PSUP Performance/Payout Relationship

Once Ameren’s 2014-2016 TSR is calculated and compared to the utility peer group, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

TSR Performance, as applicable, EPS	Payout (% of Share Units Granted)
90th percentile +	200% )	ï	If TSR is negative over the three-year period, the plan is capped at 100% of target regardless of performance vs. the PSUP Peer Group
70th percentile	150% )
50th percentile	100% )
30th percentile	50%
Below 30th percentile but three-year average Ameren EPS reaches or exceeds the average of the EIP EPS threshold levels in 2014, 2015, and 2016	30%
Below 30th percentile and three-year average Ameren EPS does not reach the average of the EIP EPS threshold levels in 2014, 2015 and 2016	0% (No payout)

In order to maximize the tax deductibility of their amounts, the Committee set a limitation on payouts of 2014 PSUP for each Named Executive Officer of 1.2 percent of Ameren’s cumulative 2014, 2015 and 2016 GAAP net income, as adjusted for specified items. The Committee may use negative discretion as provided under Section 162(m) of the IRC to arrive at actual lower payouts based on Ameren’s performance for the period. By setting the limitation on payouts, the Committee intended for such payouts to meet the definition of “qualified performance-based compensation” under Section 162(m) of the IRC and be eligible for tax deduction.

2012 PSU Awards Vesting

The PSUP performance period for the 2012 grants ended December 31, 2014. Ameren’s 2012-2014 TSR performance was determined to be at the 45th percentile of Ameren’s 2012 PSUP Peer Group. The following table shows the 2012 PSU awards, their original value at grant, the number earned (which equals the target number plus accrued dividends times 87.5 percent), and their value at the vesting date (December 31, 2014). The resulting earned amounts were 139 percent of the original target value of the awards, which reflects both TSR performance against the utility peer group and the actual TSR generated during the three-year period. At the Committee’s December 2014 meeting, the Committee approved the removal of Integrys Energy Group, Inc., which was publicly announced as an acquisition target, from the 2012 PSUP Peer Group.

Name	Target 2012 PSU Awards	Target Value at Stock Price on Date of Grant(1)	2012 PSU Awards Earned(2)	Value at Year-End Stock Price(3)	Earned Value as Percent of Original Target Value(3)
Mark	8,058	$266,962	8,056	$371,623	139%
Lyons	27,535	$912,235	27,530	$1,269,959	139%
Nelson	20,535	$680,325	20,531	$947,095	139%
Cole	17,406	$576,661	17,403	$802,800	139%
Steinke	6,267	$207,626	6,266	$289,051	139%

(1)	Valuations are based on the closing price of $33.13 per share of Ameren’s Common Stock on the NYSE on January 1, 2012, the date the 2012 PSU awards were granted.

(2)	The number of 2012 PSU awards vested includes dividend equivalents which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2014.

(3)	Valuations are based on the closing price of $46.13 per share of Ameren’s Common Stock on the NYSE on December 31, 2014, the date the 2012 PSU awards vested.

2013 and 2014 PSU Awards

The PSUP performance periods for the 2013 and 2014 grants will not end until December 31, 2015 and December 31, 2016, respectively. The figures in column (e) of the Summary Compensation Table of this information statement for the years 2013 and 2014 represent the aggregate grant date fair values for the PSUP performance grants, computed as described in footnote (3) to the Summary Compensation Table. There is no guarantee that such amounts will ultimately be earned by participants.

Perquisites

Ameren provides limited perquisites to provide competitive value and promote retention of the Named Executive Officers and others.

Retirement Benefits

The objective of retirement benefits is to provide post-employment security to employees of Ameren and its subsidiaries, including the Company. Such benefits are designed to reward continued service. Ameren chooses to provide these benefits as an essential part of a total compensation package to remain competitive with those packages offered by other companies, particularly utilities.

There are three primary retirement benefit programs applicable to the Named Executive Officers:

•	employee benefit plans that are available to all employees of Ameren and its subsidiaries, including 401(k) savings and tax-qualified retirement plans;

•

Supplemental Retirement Plans (together, the “SRP”) that provide the Named Executive Officers a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

a deferred compensation plan that provides the opportunity to defer part of base salary and all or a portion of non-equity incentive compensation as well as earnings thereon. Beginning with plan years commencing on and after January 1, 2010, this includes deferrals of cash compensation above IRC limitations, together with Ameren matching credits on these deferrals.

A more detailed explanation of retirement benefits applicable to the Named Executive Officers is provided in this information statement under the captions “— PENSION BENEFITS” and “— NONQUALIFIED DEFERRED COMPENSATION” below.

Severance

All salaried full-time employees, including our Named Executive Officers, participate in the Ameren Corporation Severance Plan for Ameren Employees, which provides for severance based on years of service and weeks of pay in the event of a qualifying termination. The plan provides market-level payments in the event of an involuntary termination.

Change of Control

Ameren’s Second Amended and Restated Change of Control Severance Plan, as amended, is designed to reward Named Executive Officers for remaining employed with us when their prospects for continued employment following a transaction may be uncertain. The objectives of this plan are to maintain a stable executive team during the process and to assist us in attracting highly qualified executives into the Company.

Change of Control protections provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of Ameren. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections, are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control — In General — Change of Control Severance Plan.”

The applicable triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and a qualifying termination of employment.

Ameren considers it likely that it will take more time for higher-level employees to find new employment than for other employees, and therefore senior management, including the Named Executive Officers, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control” below, which a Named Executive Officer would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

Ameren has a stock ownership requirement for Section 16 Officers (which includes the Named Executive Officers) in accordance with the positions listed below, that fosters long-term Ameren Common Stock ownership and aligns the interests of the Named Executive Officers and shareholders. The stock ownership requirement applicable to the Named Executive Officers is included in Ameren’s Corporate Governance Guidelines. The requirement provides that each Named Executive Officer is required to own shares of Ameren’s Common Stock valued as a percentage of base salary as follows:

•	Chief Financial Officer of Ameren and President of each Ameren business segment: 2 times base salary; and

•	Other Section 16 Officers: 1 times base salary.

If at any time a Section 16 Officer does not satisfy the applicable stock ownership requirement, such Section 16 Officer must retain at least 75 percent of the after-tax shares acquired upon the vesting and settlement of (i) the Section 16 Officer’s awards that are then outstanding under Ameren’s equity compensation programs and (ii) any future awards granted to the Section 16 Officer under the Company’s equity compensation programs, until the applicable stock ownership requirement is satisfied.

Ameren Anti-Pledging and Anti-Hedging Policy

Ameren maintains policies that prohibit executive officers and directors from engaging in pledges of Ameren securities or short sales, margin accounts and hedging or derivative transactions with respect to Ameren securities. In addition, Ameren’s policies prohibit Company directors and employees from entering any transaction which hedges (or offsets) any decrease in the value of Ameren equity securities, as discussed under “SECURITY OWNERSHIP — SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT” above.

Clawback

Awards granted under the 2006 Plan and 2014 Plan, including EIP and PSU awards, are subject to a “clawback” in certain circumstances. If Ameren is required to prepare an accounting restatement due to the material noncompliance of Ameren, as a result of misconduct, with any financial reporting requirement under the securities laws, if an award holder knowingly or with gross negligence engaged or failed to prevent the misconduct, or if the award holder is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the award holder will be required to reimburse Ameren the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing of the financial document embodying the financial reporting requirement.

In addition, beginning with the 2015 EIP awards and PSU awards granted in 2015, if the award holder engages in conduct or activity that is detrimental to Ameren or violates the non-confidentiality or customer or employee non-solicitation provisions included in the award, generally, the award holder will be required to repay the award to Ameren after receiving a demand from Ameren for the repayment.

Timing of Compensation Decisions and Awards

Ameren’s Board and the Committee establish meeting schedules annually, well in advance of each meeting, to ensure a thorough and thoughtful decision process. Incentive compensation awards are made at regularly scheduled meetings.

Following is a discussion of the timing of certain compensation decisions for 2014 at Ameren:

•

the Named Executive Officers’ base salaries for 2014 were reviewed and a 2014 base salary increase for each of the Named Executive Officers was approved at the December 2013 Committee meeting, as discussed under “— Base Salary” above;

•

2014 EIP target opportunities (as a percentage of base salary) were established for the Named Executive Officers and the range of 2014 EIP EPS and safety LWA goals for 2014 was set at the December 2013 and February 2014 Committee meetings, respectively;

•	2014 PSU grants to the Named Executive Officers were approved at the December 2013 Committee meeting; and

•	the final determination of the 2014 EIP and 2012 PSU payouts were made at the February 2015 Committee meeting.

Decisions relating to material elements of compensation are fully deliberated by the Committee at each Committee meeting and, when appropriate, over the course of several Committee meetings. This allows for any follow-up to questions from Committee members in advance of the final decision. The Committee makes long-term incentive grants at its December meeting of the year prior to the year the grants are made. The Committee expects to continue to establish base salaries at its December meeting each year, with such base salaries to be effective in the following January.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2014 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

Other Considerations for Changes in Compensation Opportunities

Market Data, retention needs, general economic conditions and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

For 2014, Ameren’s Chief Executive Officer at the time, Mr. Voss, with the assistance of the Vice President and Chief Human Resources Officer of Ameren Services, Mark C. Lindgren, recommended to the Committee compensation amounts for the other Named Executive Officers. Ameren’s Chief Executive Officer makes recommendations to the Committee with respect to the compensation of the Named Executive Officers and other senior executives. Ameren’s Chief Executive Officer possesses insight regarding individual performance levels, degree of experience and future promotion potential. In all cases, Ameren’s Chief Executive Officer’s recommendations are presented to the Committee for review based on the Market Data provided by the Committee’s independent consultant. The Committee independently determines each Named Executive Officer’s compensation, as discussed in this CD&A. No Executive makes recommendations for setting his own compensation.

Ameren’s Chief Executive Officer, the other Named Executive Officers, and other senior executives play a role in the early stages of design and evaluation of our compensation programs and policies. Because of their extensive familiarity with our business and corporate culture, these executives are in the best position to suggest programs and policies to the Committee and the independent consultant that will engage employees and provide effective incentives to produce outstanding financial and operating results for Ameren and its subsidiaries, including the Company, and their shareholders.

Other Compensation Matters

Neither Ameren nor the Company has any written or unwritten employment agreements with any of the Named Executive Officers. Each Named Executive Officer is an employee at the will of Ameren or the Company.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Named Executive Officers for services rendered in all capacities to the Company and its affiliates, including Ameren, in fiscal years 2014, 2013 and 2012. You should refer to the section entitled “Compensation Discussion and Analysis” above for an explanation of the elements used in setting the compensation for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(7) ($) (i)	Total ($) (j)
Richard J. Mark	2014	424,500	–	737,972	–	314,140	171,592	39,854	1,688,058
Chairman and President, Ameren Illinois	2013	412,000	–	639,582	–	286,630	90,947	35,292	1,464,451
	2012	367,066	–	287,509	–	220,700	123,286	31,761	1,030,322

Martin J. Lyons, Jr.	2014	566,500	–	1,077,141	–	410,430	210,304	52,627	2,317,002
Executive Vice President and Chief Financial Officer, Ameren Illinois, Ameren, Ameren Missouri and Ameren Services	2013	540,000	–	978,025	–	514,920	92,115	45,210	2,170,270
	2012	510,000	–	982,449	–	389,612	140,048	43,746	2,065,855

Gregory L. Nelson	2014	453,500	–	788,386	–	305,090	217,766	18,652	1,783,394
Senior Vice President, General Counsel and Secretary, Ameren Illinois, Ameren, Ameren Missouri and Ameren Services	2013	440,000	–	728,598	–	389,600	105,305	17,562	1,681,065
	2012	416,000	–	732,689	–	303,984	149,322	37,146	1,639,141

Daniel F. Cole	2014	427,000	–	649,513	–	259,870	287,411	41,432	1,665,226
Senior Vice President, Ameren Illinois and Ameren Missouri, and Chairman and President, Ameren Services	2013	415,000	–	601,312	–	278,630	131,788	38,396	1,465,126
	2012	403,000	–	621,046	–	247,120	218,443	38,599	1,528,208

Bruce A. Steinke	2014	330,000	–	358,541	–	170,780	100,748	26,453	986,522
Senior Vice President, Finance and Chief Accounting Officer, Ameren Illinois, Ameren, Ameren Missouri and Ameren Services	2013	300,000	–	310,496	–	182,440	46,757	21,798	861,491

(1)	Includes compensation received as an officer of Ameren and /or its subsidiaries (including Ameren Illinois).

(2)	Cash compensation received by each Named Executive Officer for fiscal years 2014, 2013 and 2012 is found in the Salary or Non-Equity Incentive Plan Compensation column of this table. Because Mr. Steinke was not a Named Executive Officer prior to fiscal year 2013, only his compensation with respect to 2013 and 2014 is shown. The amounts that would generally be considered “bonus” awards are found under Non-Equity Incentive Plan Compensation in column (g).

(3)	The amounts in column (e) represent the aggregate grant date fair value computed in accordance with authoritative accounting guidance of PSU awards under the 2006 Plan, without regard to estimated forfeitures related to service-based vesting conditions. For 2014 PSU grants, the calculations reflect an accounting value of 107.6 percent of the target value, for 2013 grants 101.5 percent of target value, and for 2012 grants 107.7 percent of target value. Assumptions used in the calculation of the amounts in column (e) are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2014 included in our 2014 Form 10-K. The maximum value of the 2014 PSU awards, excluding dividends, is as follows: Mr. Mark — $1,750,264; Mr. Lyons — $2,554,679; Mr. Nelson — $1,869,833; Mr. Cole — $1,540,465 and Mr. Steinke — $850,360. This value is based on the closing price of $46.13 per share of Ameren’s Common Stock on the NYSE on December 31, 2014.

The amounts reported for PSU award grants in column (e) do not reflect actual compensation realized by the Named Executive Officers and are not a guarantee of the amount that the Named Executive Officer will actually receive from the grant of the respective PSU awards. The actual compensation realized by the Named Executive Officers will be based upon the share price of Ameren’s Common Stock at payout. The PSUP performance periods for the 2013 and 2014 grants will not end until December 31, 2015 and December 31, 2016, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain market performance measures during these periods. For information regarding the terms of the awards, the description of vesting conditions, and the criteria for determining the amounts payable, including 2012 PSU awards granted for each Named Executive Officer, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Named Executive Officers received any option awards in 2014, 2013 or 2012.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— Compensation Discussion and Analysis” for a discussion of how amounts were determined for 2014.

(6)

Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the above-market portion of interest determined in accordance with SEC disclosure rules as the difference between the interest credited at the rate in Ameren’s deferred compensation plan and interest that would be credited at 120 percent of the applicable federal long-term rate (the “AFR”) published by the Internal Revenue Service (“IRS”) and calculated as of January 1, 2015 for the year ended December 31, 2014, as of January 1, 2014 for the year ended December 31, 2013 and as of January 1, 2013 for the year ended December 31, 2012. The table below shows the allocation of these amounts for each Named Executive Officer. For 2014, the applicable interest rate for the deferred compensation plan was 6.23 percent for amounts deferred prior to January 1, 2010 and 3.99 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 3.21 percent published by the IRS and calculated as of January 2015. For 2013, the applicable interest rate for the deferred compensation plan was 5.55 percent for amounts deferred prior to January 1, 2010 and 2.89 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 4.19 percent published by the IRS and calculated as of January 2014. For 2012, the applicable interest rate for the deferred compensation plan was 7.10 percent for amounts deferred prior to January 1,

2010 and 3.37 percent for amounts deferred on or after January 1, 2010. The above-market earnings are calculated using those applicable interest rates minus 120 percent of the AFR of 2.78 percent published by the IRS and calculated as of January 2013.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plan Above-Market Interest ($)
Mark	2014	154,997	16,595
	2013	84,688	6,259
	2012	101,491	21,795
Lyons	2014	210,304	–
	2013	92,115	–
	2012	140,048	–
Nelson	2014	208,758	9,008
	2013	101,462	3,843
	2012	137,923	11,399
Cole	2014	246,889	40,522
	2013	114,500	17,288
	2012	167,164	51,279
Steinke	2014	100,317	431
	2013	46,573	184

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	The amounts in column (i) reflect for each Named Executive Officer matching contributions allocated by Ameren to each Named Executive Officer pursuant to Ameren’s 401(k) savings plan, which is available to all salaried employees, and the cost of insurance premiums paid by Ameren with respect to term life insurance, which amount each Named Executive Officer is responsible for paying income tax. In 2014, Ameren’s 401(k) matching contributions, including the 401(k) Restoration Benefit as described in “— Nonqualified Deferred Compensation — Executive Deferred Compensation Plan Participation” below, for each of the Named Executive Officers were as follows: Mr. Mark — $32,001; Mr. Lyons — $48,664; Mr. Nelson — $11,700; Mr. Cole — $31,753; and Mr. Steinke — $23,060.

The following table provides additional information with respect to stock-based awards granted in 2014, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2014 grants, and the potential range of payouts associated with the 2014 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

Name (a)	Grant Date(1) (b)	Committee Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards(4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Mark			137,963	275,925	551,850	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	5,691	18,971	37,942	–	–	–	737,972
Lyons			198,275	396,550	793,100	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	8,307	27,690	55,380	–	–	–	1,077,141
Nelson			147,388	294,775	589,550	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	6,080	20,267	40,534	–	–	–	788,386
Cole			128,100	256,200	512,400	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	5,009	16,697	33,394	–	–	–	649,513
Steinke			82,500	165,000	330,000	–	–	–	–	–	–	–
	1/1/14	12/12/13	–	–	–	2,765	9,217	18,434	–	–	–	358,541

(1)	The 2014 PSU target awards were approved by the Committee on December 12, 2013 and, in accordance with authoritative accounting guidance, granted on January 1, 2014. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2014 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	For each Named Executive Officer, the amounts shown (denominated in shares of Ameren Common Stock) in column (f) reflect the threshold 2014 PSU award grant which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions and the criteria for determining the amounts payable.

(4)	None of the Named Executive Officers received any option awards in 2014.

(5)	For each Named Executive Officer, represents the grant date fair value of the 2014 PSU awards determined in accordance with authoritative accounting guidance (including FASB ASC Topic 718), excluding the effect of estimated forfeiture. Assumptions used in the calculation of these amounts are referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2014 PSU awards vest, they will have this value.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information relating to each Named Executive Officer regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Named Executive Officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($) (j)
Mark	–	–	–	–	–	–	–	64,319	2,967,035
Lyons	–	–	–	–	–	–	–	96,983	4,473,826
Nelson	–	–	–	–	–	–	–	71,874	3,315,548
Cole	–	–	–	–	–	–	–	59,287	2,734,909
Steinke	–	–	–	–	–	–	–	31,232	1,440,732

(1)	None of the Named Executive Officers hold any options to purchase shares of Ameren’s Common Stock.

(2)	For each Named Executive Officer, represents 2013 and 2014 PSU award grants at maximum and target performance, respectively. The 2013 and 2014 PSU awards for such Named Executive Officers vest, subject to Ameren achieving the required performance threshold and continued employment of the Named Executive Officer, as of December 31, 2015 and December 31, 2016, respectively, for such Named Executive Officers. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).”

(3)	The dollar value of the payment of the 2013 and 2014 PSU awards is based on achieving the maximum and target performance goals for such awards, respectively. Valuations are based on the closing price of $46.13 per share of Ameren’s Common Stock on the NYSE on December 31, 2014. There is no guarantee that, if and when the 2013 and 2014 PSU awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(2) (#) (d)	Value Realized on Vesting(3) ($) (e)
Mark	–	–	8,056	371,623
Lyons	–	–	27,530	1,269,959
Nelson	–	–	20,531	947,095
Cole	–	–	17,403	802,800
Steinke	–	–	6,266	289,051

(1)	None of the Named Executive Officers hold any options to purchase shares of Ameren’s Common Stock.

(2)	For each Named Executive Officer, represents 2012 PSU award grants earned as of December 31, 2014. During the performance period for the 2012 PSU awards ending December 31, 2014, such Named Executive Officers were credited with dividend equivalents on 2012 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2012 PSU awards. Dividend equivalents on 2012 PSU awards accrued at target levels and were reinvested into additional 2012 PSU awards throughout the three-year performance period. For each Named Executive Officer, the actual dividend equivalents paid out on PSU awards varies from 0 percent to 200 percent of the target number of PSUs granted to each Named Executive Officer and is based on the performance of Ameren during each respective PSU award performance period. Dividend equivalents are only earned to the extent that the underlying PSU award is earned. The number of 2012 PSUs ultimately earned by each Named Executive Officer through dividend reinvestment, at 14.3 percent of the original target levels accrued, was as follows: Mr. Mark — 1,005 units; Mr. Lyons — 3,437 units; Mr. Nelson — 2,563 units; Mr. Cole — 2,173 units and Mr. Steinke — 782 units.

(3)	The value of the vested 2012 PSUs is based on the closing price of $46.13 per share of Ameren’s Common Stock on the NYSE on December 31, 2014.

PENSION BENEFITS

The table below provides the actuarial present value of the Named Executive Officer’s accumulated benefits under Ameren’s retirement plans and the number of years of service credited to each Named Executive Officer under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service(1) (#) (c)	Present Value of Accumulated Benefit(2)(3) ($) (d)	Payments During Last Fiscal Year(4) ($) (e)
Mark	1) Retirement Plan	12	415,349	–
	2) SRP	12	416,153	–
Lyons	1) Retirement Plan	13	364,651	–
	2) SRP	13	575,665	–
Nelson	1) Retirement Plan	19	649,870	–
	2) SRP	19	548,295	–
Cole	1) Retirement Plan	38	1,145,036	–
	2) SRP	38	777,342	–
Steinke	1) Retirement Plan	12	359,222	–
	2) SRP	12	109,184	–

(1)	Years of credited service are not used for purposes of calculating the Named Executive Officers’ balances under these plans.

(2)

Represents the actuarial present value of the accumulated benefits relating to the Named Executive Officers under the Retirement Plan (defined below) and the SRP as of December 31, 2014. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2014 included in our 2014 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum/20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2014 plan interest crediting rate of 5 percent.

(3)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Named Executive Officers under the cash balance account under the Retirement Plan and the SRP at December 31, 2014 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Named Executive Officers under the Retirement Plan and the SRP as of December 31, 2014.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Mark	1) Retirement Plan	354,693
	2) SRP	355,379
Lyons	1) Retirement Plan	276,520
	2) SRP	436,535
Nelson	1) Retirement Plan	542,871
	2) SRP	458,020
Cole	1) Retirement Plan	992,795
	2) SRP	673,989
Steinke	1) Retirement Plan	288,141
	2) SRP	87,579

(4)	All Named Executive Officers were active and not eligible for payments prior to December 31, 2014.

Ameren Retirement Plan

Retirement benefits for the Named Executive Officers fall under the Benefits for Salaried Employees (the “Cash Balance Account”). Most salaried employees of Ameren and its subsidiaries, including the Named Executive Officers, earn benefits in the Cash Balance Account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits become vested after three years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c) and (g) in the Summary Compensation Table. The applicable percentage is based on the participant’s age as of December 31 of that year.

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*
Less than 30	3%
30 to 34	4%
35 to 39	4%
40 to 44	5%
45 to 49	6%
50 to 54	7%
55 and over	8%

*	An additional regular credit of three percent is received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Cash Balance Account structure and the SRP is 65. Neither the Cash Balance Account structure nor the SRP contains provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Named Executive Officer whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plan described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under the nonqualified deferred compensation plan for each Named Executive Officer.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2014(1) ($) (b)	Company Contributions in 2014(2) ($) (c)	Aggregate Earnings in 2014(3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/14(4) ($) (f)
Mark	147,300	20,301	59,901	35,125	1,192,336
Lyons	49,285	36,964	16,388	–	401,716
Nelson	–	–	23,267	–	433,184
Cole	326,130	20,053	145,188	–	2,908,060
Steinke	15,146	11,360	7,668	–	117,487

(1)	A portion of these amounts is also included in amounts reported for 2014 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2014 information statement, representing compensation paid in 2014 for performance during 2013.

(2)	All of the Company matching contributions reported for each Named Executive Officer are included in the amounts reported in column (i) of the Summary Compensation Table.

(3)	The dollar amount of aggregate interest earnings accrued during 2014. The above-market interest component of these amounts earned on deferrals made prior to January 1, 2010 with respect to plan years beginning on or prior to January 1, 2010 and for deferrals made prior to January 1, 2010 with respect to plan years beginning on or after January 1, 2011 is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest. There are no above-market or preferential earnings on compensation deferred with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010.

(4)	The dollar amount of the total balance of the Named Executive Officer’s account as of December 31, 2014 consists of the following elements:

Name	Executive Contributions ($)	Company Matching Contributions ($)	Interest Earnings ($)	Total ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Mark	767,640	69,313	355,383	1,192,336	274,086
Lyons	190,677	143,008	68,031	401,716	247,436
Nelson	187,259	45,213	200,712	433,184	109,831
Cole	1,933,012	94,029	881,019	2,908,060	1,513,661
Steinke	52,376	33,090	32,022	117,487	17,783

(1)	Represents amounts previously reported as compensation to the Named Executive Officer in the Company’s Summary Compensation Table in previous years.

Executive Deferred Compensation Plan Participation

Pursuant to an optional deferred compensation plan available to members of Ameren’s management, Named Executive Officers may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) of cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, Ameren may, in its discretion, waive the 50 percent limitation.

The Ameren Deferred Compensation Plan, as amended and restated, effective January 1, 2010 (the “Ameren Deferred Compensation Plan”), changed the interest crediting rates for deferrals made with respect to plan years commencing on and after January 1, 2010 and added a 401(k) restoration benefit for eligible officers of Ameren and its subsidiaries, including the Named Executive Officers, whose total salary and short-term incentive award exceeds the limit on compensation in effect under the IRC. In October 2010, Ameren adopted an amendment to the Ameren Deferred Compensation Plan for plan years beginning on and after January 1, 2011 to, among other things, change the measurement period for the applicable interest rates to amounts deferred under such plan prior to January 1, 2010 and clarify that matching contributions made under the plan are based upon all of a participant’s deferrals under the plan during a plan year. Pursuant to the Ameren Deferred Compensation Plan, amounts deferred (and interest attributable thereto), other than the 401(k) Restoration

Benefit (as defined below), accrue interest at the rate to be applied to the participant’s account balance depending on (1) the plan year for which the rate is being calculated and (2) the year in which the deferral was made, as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Index Rate”) for the calendar year immediately preceding such plan year — for 2014 such interest crediting rate was 6.23 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	120 percent of the AFR for the December immediately preceding such plan year (the “Officers Deferred Plan Interest Rate”) — for 2014 such interest crediting rate was 3.99 percent

Under the Ameren Deferred Compensation Plan, upon a participant’s termination of employment with Ameren and/or its subsidiaries, including the Company, prior to age 55 and after the occurrence of a Change of Control (as defined under “— Other Potential Post-Employment Payments — Change of Control — In General — Change of Control Severance Plan” below) the balance in such participant’s deferral account, with interest as described in the table above, shall be distributed in a lump sum within 30 days after the date the participant terminates employment.

The 401(k) Restoration Benefit allows eligible officers of Ameren and its subsidiaries, including the Named Executive Officers, to also defer a percentage of salary and/or EIP awards in excess of the limit on compensation then in effect under the IRC (currently $265,000), in one percent increments, up to a maximum of six percent of total salary and EIP awards (a “401(k) Restoration Deferral,” together with Ameren’s 401(k) matching credit described below, the “401(k) Restoration Benefit”). Under the Ameren Deferred Compensation Plan, Ameren credits each participating officer’s deferral account with a matching credit equal to 100 percent of the first three percent of salary and EIP awards and 50 percent of the remaining salary and EIP awards deferred by the participant, including a 401(k) Restoration Deferral. In general, eligible participants, including the Named Executive Officers, may direct the deemed investment of the 401(k) Restoration Benefit in accordance with the investment options that are generally available under Ameren’s 401(k) savings investment plan, except for the Ameren stock fund.

As a result of the changes described in this section, no preferential or above-market earnings are paid pursuant to the Ameren Deferred Compensation Plan with respect to plan years beginning on or after January 1, 2010 for deferrals made on and after January 1, 2010. The investment returns for the funds available to Named Executive Officers under the Ameren Deferred Compensation Plan in 2014 were as follows:

Name of Fund	Percentage Rate of Return
Target 2020 Fund	5.42%
Target 2025 Fund	5.64%
Target 2030 Fund	5.81%
Target 2035 Fund	5.97%
Target 2040 Fund	6.14%
Target 2045 Fund	6.25%
Target 2050 Fund	6.40%
Target 2055 Fund	6.46%
Target Retirement Fund	5.09%
Large Cap Equity Index	13.67%
Large Cap Growth Equity	9.95%
Large Cap Value Equity	10.50%
Small/Mid Cap Equity Index	6.94%
Small/Mid Cap Equity	3.89%
International Equity Index	-4.43%
International Equity	-2.30%
Bond Fund	4.70%
Bond Index Fund	6.02%
TIPS Bond Index Fund	3.42%
Stable Interest Income	0.78%

After the participant retires, the deferred amounts (and interest attributable thereto), other than the 401(k) Restoration Benefit, accrue interest as follows:

Calculation for Plan Year	Deferral Date	Rate
Plan Years beginning on or prior to January 1, 2010	Deferrals prior to January 1, 2010	Average monthly Mergent’s Seasoned AAA Corporate Bond Yield Index rate (the “Officers Deferred Plan Base Index Rate”) for the calendar year immediately preceding such plan year — for 2014 such interest crediting rate was 4.15 percent

Plan Years beginning on or after January 1, 2010	Deferrals on and after January 1, 2010	Officers Deferred Plan Interest Rate — for 2014 such interest crediting rate was 3.99 percent

The plan compounds interest annually and the rate is calculated as of the first day of the plan year.

Distributions from the Ameren Deferred Compensation Plan will be paid in cash. A participant may choose to receive the deferred amounts at retirement in a single lump sum payment or in substantially equal installments over a period of 5, 10 or 15 years. In the event a participant terminates employment with Ameren and its subsidiaries, including the

Company, prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Participants are 100 percent vested at all times in the value of their contributions, investment earnings and any Ameren 401(k) matching credits. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and applicable matching contributions have been deemed invested. While no actual contributions are made to the funds, earnings or losses are calculated using the valuation methodology employed by the record keeper for each of the corresponding funds. Participants may generally transfer investments among various investment alternatives on a daily basis, subject to the provisions of the Ameren Deferred Compensation Plan.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

Neither Ameren nor the Company has employment agreements with the Named Executive Officers.

General Severance Plan

Ameren maintains the Ameren Corporation Severance Plan for Ameren Employees which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Named Executive Officers are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control

In General

Change of Control Severance Plan.  Severance and PSUP provisions pursuant to a Change of Control (as defined below) were redesigned or designed by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. In 2008, Ameren’s Board of Directors adopted the Ameren Second Amended and Restated Change of Control Severance Plan, as amended (the “Change of Control Plan”). Other Ameren plans also carry change of control provisions. The Change of Control Plan was amended in 2009 to eliminate reimbursement and gross-up payments in connection with any excise taxes that may be imposed on benefits received by any officers who first become designated as entitled to receive benefits under the Change of Control Plan on or after October 1, 2009.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Named Executive Officers, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Named Executive Officer for Good Reason (as defined below) within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i)	the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii)	a majority change in composition of the board of directors;

(iii)	a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv)	approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i)	the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii)	gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii)	the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv)	the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i)	a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii)	required relocation of more than 50 miles;

(iii)	any material reduction of the participant’s base salary or target bonus opportunity;

(iv)	reduction in grant-date value of long-term incentive opportunity;

(v)	failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi)	failure of a successor to assume the Change of Control Plan agreements; or

(vii)	a material breach of the Change of Control Plan which is not remedied by the Company within ten business days of receipt of written notice of such breach.

If a Named Executive Officer’s employment is terminated without Cause or by the Named Executive Officer for Good Reason within two years after a Change of Control, the Named Executive Officer will receive a cash lump sum equal to the following:

(i)	unpaid salary and vacation pay through the date of termination;

(ii)	pro rata EIP compensation for the year of termination;

(iii)	three years’ worth of each of base salary and target EIP compensation (two years’ worth for Mr. Steinke);

(iv)	additional pension credit in the case of Messrs. Mark, Lyons, Cole and Nelson; and

(v)	solely with respect to officers who first became designated as entitled to receive benefits under the Change of Control Plan before October 1, 2009, reimbursement and gross-up for any excise tax imposed on benefits received by the Named Executive Officer from Ameren, assuming such payments (as defined by the IRS) are at least 110 percent of the imposed cap under the IRC.

In addition to the cash lump sum payment, any such Named Executive Officer shall (i) continue to be eligible for health and welfare benefits during the three-year severance period, provided that if the Named Executive Officer becomes reemployed with another employer and is eligible to receive such health and welfare benefits under such other employer’s plan, the Company’s health and welfare benefits will be secondary to those provided under such other plan during the severance period and (ii) receive, as incurred, up to $30,000 for the cost of outplacement services (not available for a Good Reason termination).

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions.  Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period, upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Health and Welfare Benefit Payment Assumptions.  Continued coverage for the Named Executive Officer’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period, upon which severance is received. The calculation and the corresponding amounts set forth in the Estimated Potential Post-Employment Payments tables below assume full cost of benefits over the three-year period. In addition, the Named Executive Officer’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period, upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a graded discount rate assumption of 0.41 percent for payment duration of three years or less, 2.06 percent for payment duration of over three but not more than nine years and 3.29 percent for payment duration over nine years, and post-retirement mortality (but not pre-retirement mortality) according to the RP-2014 (generational) table.

Ability to Amend or Terminate Change of Control Plan

Ameren’s Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provisions Relating to PSU Awards

Below is a summary of protections provided upon a Change of Control with respect to the PSU awards under the 2006 Plan (or if applicable, the 2014 Plan). In brief, the goal of these protections is to avoid acceleration of PSU vesting and payment in situations where a Change of Control occurs but Ameren continues to exist and the Named Executive Officer retains his or her position. In the table below, the term “qualifying termination” means the participant (i) has an involuntary termination without Cause, (ii) for Change of Control Severance Plan participants, has a voluntary termination of employment for Good Reason (as defined in the Change of Control Severance Plan) or (iii) has an involuntary termination that qualifies for severance under the Ameren Corporation Severance Plan for Ameren Employees (as in effect immediately prior to the Change of Control). Other definitions of capitalized terms may be found in the 2006 Plan (or if applicable, the 2014 Plan) or applicable award agreement.

Change of Control Event	Termination Event	Unvested PSU Awards

Change of Control which occurs on or before the end of the applicable performance period after which Ameren continues in existence and remains a publicly traded company on the NYSE or NASDAQ	No qualifying termination	Payable upon the earliest to occur of the following: • after the performance period has ended; or • the participant’s death.
Qualifying termination within two years after the Change of Control and during the three-year performance period

The PSUs the participant would have earned if such participant remained employed for the entire performance period, at actual performance, will vest on the last day of the performance period and be paid in shares of the Company’s Common Stock immediately following the performance period; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

Change of Control which occurs on or before the end of the applicable performance period in which Ameren ceases to exist or is no longer publicly traded on the NYSE or NASDAQ	Automatic upon Change of Control

The target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

	Continued employment until the end of the three-year performance period	Lump sum payout of the nonqualified deferred compensation plus interest immediately following the performance period.
	Retirement or termination due to disability prior to the Change of Control	Immediate lump sum payment of the nonqualified deferred compensation plus interest upon the Change of Control.

	Continued employment until death or disability which occurs after the Change of Control and before the end of the three-year performance period	Immediate lump sum payout of the nonqualified deferred compensation plus interest upon such death or disability.

Change of Control Event	Termination Event	Unvested PSU Awards

Qualifying termination during the three-year performance period

Immediate lump sum payout of the nonqualified deferred compensation plus interest upon termination; provided that such distribution shall be deferred until the date which is six months following the participant’s termination of employment to the extent required by IRC Section 409A.

	Other termination of employment before the end of the three-year performance period	Forfeiture of the nonqualified deferred compensation, plus interest.

Termination Other Than for Change of Control

The following table summarizes the impact of certain employment events outside the context of a Change of Control that may result in the payment of unvested PSU awards.

Type of Termination	Additional Termination Details	Unvested PSU Awards

Death	N/A	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.

Disability	N/A	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid immediately following the performance period.

Retirement (Termination at or after age 55) During Performance Period	Prior to age 62

Only if the participant has at least five years of service, a prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Age 62+

Only if the participant has at least ten years of service (or five years of service in the case of the 2011 PSU awards), a full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately following the performance period.

Termination for any reason other than death, disability, and retirement as provided above	N/A	Forfeited

Estimated Potential Post-Employment Payments

The tables below reflect the payments and benefits payable to each of the Named Executive Officers in the event of a termination of the Named Executive Officer’s employment under several different circumstances. For all Named Executive Officers, the amounts shown assume that termination was effective as of December 31, 2014, at the

Named Executive Officer’s compensation and service levels as of that date, and are estimates of the amounts that would be payable to the Named Executive Officer in each scenario. To the extent applicable, excise tax and gross-up payments are estimated using a stock price of $46.13 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2014). In addition, the amounts shown do not include benefits paid by insurance providers under life and disability policies or payments and benefits provided on a non-discriminatory basis to employees upon a termination of employment, including severance payments under the Ameren Corporation Severance Plan for Ameren Employees. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s actual separation from Ameren. Factors that could affect the nature and amount of the payments on termination of employment, among others, include the timing of event, compensation level, the market price of Ameren’s Common Stock and the Named Executive Officer’s age.

MARK

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,377,200
PSU Vesting, Assuming Termination of Employment	1,360,635	2,991,357	1,894,879	(4)		2,309,909
Three Years’ Pension Credit	N/A	N/A	N/A			349,038
Three Years’ Health and Welfare Benefits(3)	N/A	N/A	N/A			75,061
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			2,601,775
Total	1,360,635	2,991,357	1,894,879			7,742,983

LYONS

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(1) ($)	Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			3,285,700
PSU Vesting, Assuming Termination of Employment	2,761,227	5,241,999			4,170,639
Three Years’ Pension Credit	N/A	N/A			431,901
Three Years’ Health and Welfare Benefits(3)	N/A	N/A			60,040
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			4,132,223
Total	2,761,227	5,241,999			12,110,503

NELSON

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,539,600
PSU Vesting, Assuming Termination of Employment	2,052,272	3,896,848	2,671,614	(4)		3,090,695
Three Years’ Pension Credit	N/A	N/A	N/A			440,642
Three Years’ Health and Welfare Benefits(3)	N/A	N/A	N/A			73,816
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			3,111,664
Total	2,052,272	3,896,848	2,671,614			9,286,417

COLE

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14 ($)		Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Three years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A	N/A			2,305,800
PSU Vesting, Assuming Termination of Employment	1,714,433	3,236,476	2,225,811	(4)		2,570,506
Three Years’ Pension Credit	N/A	N/A	N/A			497,933
Three Years’ Health and Welfare Benefits(3)	N/A	N/A	N/A			65,111
Outplacement at Maximum	N/A	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A	N/A			2,711,794
Total	1,714,433	3,236,476	2,225,811			8,181,144

STEINKE

Component of Pay	Death ($)	Disability ($)	Retirement at Age at 12/31/14(1) ($)	Involuntary Termination not for Cause ($)	Change of Control(2) ($)
Cash Severance (Two years’ Base Salary and Target EIP, Plus Prorata EIP)	N/A	N/A			1,155,000
PSU Vesting, Assuming Termination of Employment	769,299	1,561,032			1,230,370
Two Years’ Pension Credit	N/A	N/A			137,391
Two Years’ Health and Welfare Benefits(3)	N/A	N/A			61,969
Outplacement at Maximum	N/A	N/A			30,000
Excise Tax and Gross-up	N/A	N/A			1,274,922
Total	769,299	1,561,032			3,889,652

(1)	Messrs. Lyons and Steinke are not retirement-eligible. Therefore, no PSU vesting is shown upon retirement for them.

(2)	Indicates Change of Control amounts payable to Named Executive Officers pursuant to the Change of Control Plan, assuming that Ameren ceases to exist or is no longer publicly traded on the NYSE or NASDAQ after the Change of Control.

(3)	Health and welfare benefits figures reflect the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Named Executive Officers under our welfare benefit plans. These amounts, however, would not actually be paid as a cash lump sum upon a Change of Control and termination of employment.

(4)	The estimated number of PSUs that would be payable upon retirement at December 31, 2014 for Messrs. Mark, Nelson and Cole is calculated according to the schedule following “— Change of Control Provisions Relating to PSU Awards” above, depending on their respective ages at December 31, 2014. Where performance was estimated, it was estimated at 200 percent payout for the 2013 PSU award and 50 percent payout for the 2014 PSU award.

The information contained in the following Audit and Risk Committee Report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee of Ameren Corporation reviews Ameren Illinois Company’s financial reporting process on behalf of Ameren Illinois Company’s Board of Directors. In fulfilling its responsibilities, the Audit and Risk Committee reviewed and discussed the audited financial statements of Ameren Illinois Company included in the 2014 Form 10-K with Ameren Illinois Company’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Ameren Illinois Company is a “non-accelerated filer” with respect to the reporting requirements of the Securities Exchange Act of 1934, as amended, and therefore, is -not required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC regulations as to the auditor’s attestation report on internal control over financial reporting.

The Audit and Risk Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 16, “Communications with Audit Committees.”

In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm, such accounting firm’s independence with respect to Ameren Illinois Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, received from the independent registered public accounting firm.

To ensure the independence of the independent registered public accounting firm, Ameren Corporation has instituted monitoring processes at both the management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the performance of any services by the independent registered public accounting firm, except the pre-approvals of non-audit services may be delegated to a single member of the Committee. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2014 AND 2013 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this information statement is compatible with maintaining the independent registered public accounting firm’s independence and has concluded that the independent registered public accounting firm’s independence has not been impaired by its engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Boards of Directors of Ameren Corporation and Ameren Illinois Company that Ameren Illinois Company’s audited financial statements be included in Ameren Illinois Company’s 2014 Form 10-K, for filing with the SEC.

Ameren Audit and Risk Committee:

Walter J. Galvin, Chairman

Catherine S. Brune

Ellen M. Fitzsimmons

Stephen R. Wilson

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FISCAL YEAR 2014

PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm for Ameren and its subsidiaries in 2014. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2014 AND 2013

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2014 Form 10-K of Ameren and its registered subsidiaries and the consolidated annual financial statements of Ameren included in the combined 2014 Form 10-K of Ameren and its registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2014 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) controls assessment over new system implementations; (vi) certain accounting and reporting consultations; (vii) ratemaking-related audits; (viii) certain regulatory procedures for the 2014 fiscal year; and (ix) certain services relating to Ameren’s ongoing discontinued operations, were $3,637,225.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $5,325,075.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2014 fiscal year totaled $167,565. Such services consisted of: (i) employee benefit plan audits; (ii) income tax accounting consultations; and (iii) stock transfer/registrar review.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $797,235.

Tax Fees

PwC did not render any tax services to Ameren and its subsidiaries during the 2014 fiscal year.

Fees billed by PwC for tax services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $165,000.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2014 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $6,500 for accounting and reporting reference software.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2013 fiscal year totaled $5,400.

FISCAL YEAR 2015

Ameren’s Audit and Risk Committee has appointed PwC as independent registered public accounting firm for Ameren and its subsidiaries, including Ameren Illinois, for the fiscal year ending December 31, 2015. Ameren is asking its shareholders to ratify this appointment at its 2015 annual meeting of shareholders.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

Ameren’s Audit and Risk Committee’s charter provides that the Committee is required to pre-approve all audit, audit-related and non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, including the Company, except that pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved 100 percent of the fees for services provided by PwC covered under the above captions “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2014 and 2013.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the information statement material for our 2016 annual meeting of shareholders must be received by the Secretary of the Company on or before November 13, 2015. We expect that the 2016 annual meeting of shareholders will be held on April 28, 2016.

In addition, under our Bylaws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at the 2016 annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at our principal executive offices not later than 60 days or earlier than 90 days prior to the anniversary of the previous year’s annual meeting (i.e., not later than Tuesday, February 23, 2016 or earlier than Sunday, January 24, 2016). The specific procedures to be used by shareholders to recommend nominees for director are set forth in Ameren’s Policy Regarding Nominations of Directors, which can be found on Ameren’s website at http://www.ameren.com. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s Bylaws. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s Bylaws and, in the case of nominations, Ameren’s Director Nomination Policy. Copies of the Company’s Bylaws and Director Nomination Policy may be obtained upon written request to the Secretary of the Company.

FORM 10-K

A copy of our 2014 Form 10-K, including the Company’s financial statements for the year ended December 31, 2014, is being furnished with this information statement. The 2014 Form 10-K is also available on Ameren’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2014 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2014 Form 10-K by writing to the Office of the Secretary, Ameren Illinois Company, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S WEBSITE AT —HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON AMEREN’S WEBSITE IS NOT INCORPORATED INTO THIS INFORMATION STATEMENT OR OTHER SECURITIES FILINGS.